UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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HALLIBURTON COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders and
2014 Proxy Statement

Wednesday, May 21, 2014 at 9:00 a.m. Central Daylight Time
3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas 77032

To Our Valued Stockholders:

Halliburton’s success is rooted in a sound strategy executed by a management team and a dedicated workforce that are never satisfied with the status quo. We are driven to provide execution certainty, deliver on our commitments, and find new ways to increase value for customers, for Halliburton, and for our stockholders.

At Halliburton, we believe in setting bold goals that stretch our abilities, drive our growth, and reflect the long-term prospects for our business. Over the past three years, we grew our deepwater business at double the market rate, tripled the size of our mature fields business, extended our unconventionals leadership, and delivered superior returns relative to our major competitors. Following the same strategies, we intend to do it again over the next three years.

We recognize the role stockholders play in our success. We greatly appreciate the confidence our stockholders continue to show in Halliburton, and the exceptional contributions of our Board of Directors, management team, and employees.

I am pleased to invite you to attend the Annual Meeting of Stockholders of Halliburton Company. The meeting will be held on Wednesday, May 21, 2014 at 9:00 a.m. Central Daylight Time at our corporate office at 3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas 77032.

Please refer to the proxy statement for detailed information on each of the proposals presented this year.

It is very important that your shares are represented and voted at the meeting. If you attend the meeting, you may vote in person even if you have previously voted.

We appreciate the continuing interest of our stockholders in the business of Halliburton, and we hope you will be able to attend the Annual Meeting.

Sincerely,

David J. Lesar
Chairman of the Board, President
and Chief Executive Officer
April 8, 2014

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Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this proxy statement.

Eligibility to Vote (page 2)

You can vote if you were a stockholder of record at the close of business on March 24, 2014.

How to Cast Your Vote (page 2)

You can vote by any of the following methods:

•	Internet (www.envisionreports.com/HAL) until 1:00 a.m. Eastern Standard Time on May 21, 2014;

•	Telephone until 1:00 a.m. Eastern Standard Time on May 21, 2014;

•	Completing, signing and returning your proxy or voting instruction card before May 20, 2014; or

•	In person, at the annual meeting: If you are a stockholder of record, we have a record of your ownership. If your shares are held in the name of a broker, nominee or other intermediary, you must bring proof of ownership with you to the meeting.

Auditors (page 19)

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our principal independent public accountants for 2014.

Voting matters (pages 10, 19, 22, 49)

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Nominee	10
Management Proposals
Ratification of the Selection of Auditors	FOR	19
Advisory Approval of Executive Compensation	FOR	22
Stockholder Proposal
Human Rights Policy	AGAINST	49

Governance of the Company (page 3)

Corporate Governance

•	Corporate Governance Guidelines and Committee Charters

•	Code of Business Conduct

•	Related Persons Transactions Policy

The Board of Directors and Standing Committees of Directors

•	Board Attendance

•	Board Leadership

•	Lead Independent Director
•	Independent Committees

•	Board Risk Oversight

•	Stockholder Nominations of Directors

•	Qualifications of Directors

•	Process for Selection of New Directors

•	Stockholder Communication

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Board Nominees (page 10)

Name	Age	Director since	Occupation	Independent (Yes/No)	Committee Memberships		Other Company Boards
Alan M. Bennett	63	2006	Retired President and CEO of	Yes	•	Audit (Chair)	•	Fluor Corporation
			H & R Block		•	Nominating and Corporate Governance	•	TJX Companies, Inc.
James R. Boyd	67	2006	Retired Chairman of the Board of	Yes	•	Audit
			Arch Coal, Inc.		•	Compensation (Chair)
Milton Carroll	63	2006	Executive Chairman of the Board	Yes	•	Compensation	•	Western Gas Holdings, LLC
			of CenterPoint Energy, Inc.		•	Nominating and Corporate Governance	•	LyondellBasell Industries
Nance K. Dicciani	66	2009	Retired President and CEO of	Yes	•	Audit	•	Rockwood. Holdings, Inc
			Honeywell International		•	Health, Safety and	•	Praxair, Inc.
			Specialty Materials			Environment	•	LyondellBasell Industries
Murry S. Gerber	61	2012	Retired Executive Chairman of the	Yes	•	Audit	•	BlackRock, Inc.
			Board of EQT Corporation		•	Compensation	•	United States Steel Corporation
José C. Grubisich	57	2013	Chief Executive Officer of Eldorado	Yes	•	Audit	•	Vallourec S.A.
			Brasil Celulose		•	Health, Safety and Environment
Abdallah S. Jum’ah	72	2010	Retired President and Chief	Yes	•	Health, Safety and Environment	•	Saudi Investment Bank
			Executive Officer of Saudi Arabian Oil Company		•	Nominating and Corporate Governance	•	Zamil Industries
David J. Lesar	60	2000	Chairman of the Board, President	No			•	Agrium, Inc.
(Chairman)			and CEO of Halliburton
Robert A. Malone	62	2009	President and Chief Executive	Yes	•	Compensation	•	Peabody Energy Company
			Officer of The First National Bank of Sonora, Texas		•	Health, Safety and Environment (Chair)
J. Landis Martin (Lead Director)	68	1998	Founder of Platte River Equity	Yes	•	Health, Safety and Environment	•	Chairman of Crown Castle International Corporation
					•	Nominating and Corporate Governance	•	Lead Director of Apartment Investment and Management Company
							•	Lead Director of Intrepid Potash, Inc.
Debra L. Reed	57	2001	Chairman of the Board and CEO of Sempra Energy	Yes	•	Nominating and Corporate Governance (Chair)
					•	Compensation

Named Executive Officers (page 23)

Name	Age	Occupation	Since
David J. Lesar	60	Chairman of the Board, President and Chief Executive Officer	2000
Mark A. McCollum	55	Executive Vice President and Chief Financial Officer	2008
James S. Brown	59	President - Western Hemisphere	2008
Jeffrey A. Miller	50	Executive Vice President and Chief Operating Officer	2012
Joe D. Rainey	59	President - Eastern Hemisphere	2011

2013 Financial Highlights

(for more detail please see Form 10-K)

•	We set revenue records in every international region and in both divisions in 2013.

•	We achieved record operating income in our Middle/East Asia region, as well as six of our 13 product lines.

•	Over the past three years, we grew our deepwater business at double the market rate, tripled the size of our mature fields business, and extended our unconventionals leadership.

•	We repurchased approximately $4.4 billion, or 10 percent, of our outstanding shares of common stock and increased our dividend twice for a total payout increase of 67 percent.

•	In 2013, Halliburton was ranked as one of America’s most-honored companies by Institutional Investor magazine. Our Chief Executive Officer, David J. Lesar, was named one of the best CEOs in the magazine’s All-America Executive Team rankings.

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Executive Compensation

Objectives (page 24)

Our executive compensation program is composed of base salary, short-term incentives, and long-term incentives and is designed to achieve the following objectives:

•	Provide a clear and direct relationship between executive pay and our performance on both a short-term and long-term basis;

•	Emphasize operating performance drivers;

•	Link executive pay to measures that drive stockholder value;

•	Support our business strategies; and

•	Maximize the return on our human resource investment.

2013 Executive Total Compensation Mix (page 25)

CEO COMPENSATION MIX	OTHER NEO COMPENSATION MIX

2013 Executive Compensation Summary (page 36)

Name	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David J. Lesar	1,630,000	0	4,793,714	2,381,533	10,180,804	155,196	1,723,967	20,865,214
Mark A. McCollum	732,000	0	1,230,066	611,358	2,679,877	22,366	470,366	5,746,033
James S. Brown	788,000	0	1,579,344	785,785	2,743,666	57,834	992,489	6,947,118
Jeffrey A. Miller	800,000	0	1,933,684	961,939	1,565,460	3,406	676,731	5,941,220
Joe D. Rainey	788,000	0	1,579,344	785,785	2,730,866	78,858	1,995,925	7,958,778

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Notice of Annual Meeting of Stockholders to be held May 21, 2014

Halliburton Company, a Delaware corporation, will hold its Annual Meeting of Stockholders on Wednesday, May 21, 2014 at 9:00 a.m. Central Daylight Time at its corporate office at 3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas 77032. At the meeting, the stockholders will be asked to consider and act upon the matters discussed in the attached proxy statement as follows:

1.	To elect the eleven nominees named in the attached proxy statement as Directors to serve for the ensuing year and until their successors shall be elected and shall qualify.

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as principal independent public accountants to examine the financial statements and books and records of Halliburton for the year ending December 31, 2014.

3.	To consider and act upon advisory approval of our executive compensation.

4.	To consider and act upon one stockholder proposal, if properly presented at the meeting.

5.	To transact any other business that properly comes before the meeting or any adjournment or adjournments of the meeting.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set the close of business on Monday, March 24, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

On or about April 8, 2014, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 proxy statement and 2013 Annual Report on Form 10-K and how to vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the proxy statement and Form 10-K on the Internet.

IF YOU PLAN TO ATTEND

Attendance at the meeting is limited to stockholders and one guest each. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Each stockholder holding stock in a brokerage account will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you will be asked to present valid picture identification, such as a driver’s license or passport.

April 8, 2014

By order of the Board of Directors,

Christina M. Ibrahim

Vice President and Corporate Secretary

You are urged to vote your shares as promptly as possible by following the voting instructions in the Notice of Internet Availability of Proxy Materials.

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GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Halliburton Company, or the Board, of proxies to be voted at our 2014 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting. By executing and returning the enclosed proxy, by following the enclosed voting instructions or by voting via the Internet or by telephone, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting.

The Notice of Internet Availability of Proxy Materials is being sent to stockholders on or about April 8, 2014. Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2013 accompanies this proxy statement. The Annual Report on Form 10-K shall not be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the Annual Meeting will begin at 9:00 a.m. Please note that we will ask you to present valid picture identification, such as a driver’s license or passport, when you check in at the registration desk.

If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

You may not bring cameras, recording equipment, electronic devices, large bags, briefcases or packages into the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present, you can only vote your shares if you have voted via the Internet, by telephone or returned a properly executed proxy; in these cases, your shares will be voted as you specify. If you return a properly executed proxy and do not specify a vote, your shares will be voted in accordance with the recommendations of the Board. You may revoke the authorization given in your proxy at any time before the shares are voted at the Annual Meeting.

The record date for determination of the stockholders entitled to vote at the Annual Meeting is the close of business on March 24, 2014. Our common stock, par value $2.50 per share, is our only class of capital stock that is outstanding. As of March 24, 2014, there were 844,192,203 shares of our common stock outstanding. Each of our outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the Annual Meeting. We will keep a complete list of stockholders entitled to vote at our principal executive office for ten days before, and will also have the list available at, the Annual Meeting. Our principal executive office is located at 3000 N. Sam Houston Parkway East, Administration Building, Houston, Texas 77032.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter will be the act of the stockholders. Shares for which a stockholder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and, except as set forth below, will have the effect of a vote against the matter.

Each Director shall be elected by the vote of the majority of the votes cast, provided that if the number of nominees exceeds the number of Directors to be elected and any stockholder-proposed nominee has not been withdrawn before the tenth (10th) day preceding the day we mail the Notice of Internet Availability of Proxy Materials to stockholders for the Annual Meeting, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of Directors. A majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director; we will not count abstentions.

The election inspectors will treat broker non-vote shares, which are shares held in street name that cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. A broker may be entitled to vote those shares on other matters.

In accordance with our confidential voting policy, no particular stockholder’s vote will be disclosed to our officers, Directors, or employees, except:

•	as necessary to meet legal requirements and to assert claims for and defend claims against us;

•	when disclosure is voluntarily made or requested by the stockholder;

•	when the stockholder writes comments on the proxy card; or

•	in the event of a proxy solicitation not approved and recommended by the Board.

The proxy solicitor, the election inspectors, and the tabulators of all proxies, ballots, and voting tabulations are independent and are not our employees.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

Our Board has long maintained a formal statement of its responsibilities and corporate governance guidelines to ensure effective governance in all areas of its responsibilities. Our corporate governance guidelines, as revised in January 2013, are attached as Appendix A to this proxy statement and are also available on our website at www.halliburton.com by clicking on the tab “About Us,” and then the “Corporate Governance” link. The guidelines are reviewed periodically and revised as appropriate to reflect the dynamic and evolving processes relating to corporate governance, including the operation of the Board.

In order for our stockholders to understand how the Board conducts its affairs in all areas of its responsibility, the full text of the charters of our Audit; Compensation; Health, Safety and Environment; and Nominating and Corporate Governance Committees are also available on our website.

Except to the extent expressly stated otherwise, information contained on or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this proxy statement.

Code of Business Conduct

Our Code of Business Conduct, which applies to all of our employees and Directors and serves as the code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions, is available on our website. Any waivers to our Code of Business Conduct for our Directors or executive officers can only be made by our Audit Committee. There were no waivers of the Code of Business Conduct in 2013.

Related Persons Transactions Policy

Our Board has adopted a written policy governing related persons transactions as part of the Board’s commitment to good governance and independent oversight. The policy covers transactions involving any of our Directors, executive officers, nominees for Director, or greater than 5% stockholders, or any immediate family member of the foregoing, among others.

The types of transactions covered by this policy are transactions, arrangements or relationships, or any series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which (1) we or any of our subsidiaries were or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director of, or holding less than a 10% beneficial ownership interest in, another entity).

Under the policy, we generally only enter into or ratify related persons transactions when the Board determines such transactions are in our best interests and the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board will consider the following factors and such other factors it deems appropriate:

•	whether the related person transaction is on terms comparable to terms generally available with an unaffiliated third party under the same or similar circumstances;

•	the benefits of the transaction to us;

•	the extent of the related person’s interest in the transaction; and

•	whether there are alternative sources for the subject matter of the transaction.

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THE BOARD OF DIRECTORS AND STANDING COMMITTEES OF DIRECTORS

The Board has standing Audit; Compensation; Health, Safety and Environment; and Nominating and Corporate Governance Committees. Each of the standing committees are comprised of non-employee Directors, and in the business judgment of the Board, all of the non-employee Directors are independent, after considering all relevant facts and circumstances, as well as the independence standards set forth in our corporate governance guidelines. Our corporate governance guidelines are attached as Appendix A to this proxy statement and are also available on our website at www.halliburton.com.

Our independence standards meet, and in some instances exceed, NYSE independence requirements. Our definition of independence and compliance with our independence standards is periodically reviewed by the Nominating and Corporate Governance Committee. There were no relevant transactions, relationships or arrangements not disclosed in this proxy statement that were considered by the Board in making its determination as to the independence of the Directors.

Board Attendance

During 2013, the Board held nine meetings and met in Executive Session, without management present, on five occasions.

Committee meetings were held as follows:

Audit Committee	9
Compensation Committee	5
Health, Safety and Environment Committee	5
Nominating and Corporate Governance Committee	5

All members of the Board attended at least 93% of the total number of meetings of the Board and the committees on which he or she served during the last fiscal year.

All of our Directors attended the 2013 Annual Meeting, as required by our corporate governance guidelines.

Board Leadership

Our By-laws provide that the Board should have the flexibility to determine the appropriate leadership of the Board, and whether the roles of Chairman and Chief Executive Officer should be combined or separate. After review and discussion, our Board has decided that a combined leadership role would best serve the needs of the Company and its stockholders. The Board believes that David J. Lesar, our current Chairman and Chief Executive Officer, with his industry expertise, financial expertise, and in-depth knowledge of Halliburton and its business, is the correct person to fill both roles.

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Lead Independent Director

In order to help ensure independent Board leadership and oversight, the Board has elected Mr. Martin as our Lead Independent Director. Mr. Martin’s role and responsibilities are set forth in the Lead Independent Director Charter adopted by the Board and include presiding over the executive sessions of the non-employee Directors and executive sessions of the independent Directors. Mr. Martin also advises management on and approves the agenda items to be considered at meetings of the Board. With the exception of our Chairman and Chief Executive Officer, Mr. Lesar, the Board is composed of independent Directors. Our Lead Independent Director Charter can be found on our website at www.halliburton.com.

Independent Committees

As a governance best practice, key committees of the Board are comprised solely of independent Directors. We have established processes for the effective oversight of critical issues entrusted to independent Directors, such as:

•	the integrity of our financial statements;

•	CEO and senior management compensation;

•	CEO and senior management succession planning;

•	the election of our Lead Independent Director;

•	membership of our Independent Committees;

•	Board, Committee and Director evaluations; and

•	nominations for Directors.

The Board believes it has a strong governance structure in place to ensure independent oversight on behalf of all stockholders.

Board Risk Oversight

We have implemented an Enterprise Risk Management system to identify and analyze enterprise level risks and their potential impact on us. At least annually, our Vice President and Treasurer reports to the Audit Committee of the Board on our processes with respect to risk assessment and risk management. Our executive officers are assigned responsibility for the various categories of risk, with the Chief Executive Officer being ultimately responsible to the Board for all risk categories. The responsibility of the Chief Executive Officer for all risk matters is consistent with his being primarily responsible for managing our day-to-day business.

Halliburton Board Leadership

•	Mr. David J. Lesar is our Chairman, President and CEO

•	Mr. J. Landis Martin is our Lead Independent Director

•	10 of our 11 Directors are independent

•	All members of the Audit; Compensation; Health, Safety and Environment; and Nominating and Corporate Governance Committees are independent.

Our Board believes that continuing to combine the position of Chairman and CEO is in the best interests of the Company and our stockholders, and that the strong presence of engaged independent Directors ensures independent oversight.

Members of the Committees of our Board of Directors

		Health, Safety and	Nominating and Corporate
Audit Committee	Compensation Committee	Environment Committee	Governance Committee
Alan M. Bennett*	James R. Boyd*	Nance K. Dicciani	Alan M. Bennett
James R. Boyd	Milton Carroll	José C. Grubisich	Milton Carroll
Nance K. Dicciani	Murry S. Gerber	Abdallah S. Jum’ah	Abdallah S. Jum’ah
Murry S. Gerber	Robert A. Malone	Robert A. Malone*	J. Landis Martin
José C. Grubisich	Debra L. Reed	J. Landis Martin	Debra L. Reed*
* Chair
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Audit Committee

The Audit Committee’s responsibilities include:

•	Recommending to the Board the appointment of the independent public accounting firm to audit our financial statements (the “principal independent public accountants”);

•	Together with the Board, being responsible for the appointment, compensation, retention, and oversight of the work of the principal independent public accountants;

•	Reviewing the scope of the principal independent public accountants’ examination and the scope of activities of the internal audit department;

•	Reviewing our financial policies and accounting systems and controls;

•	Reviewing financial statements; and

•	Approving the services to be performed by the principal independent public accountants.

The Board has determined that Alan M. Bennett, James R. Boyd, Nance K. Dicciani, Murry S. Gerber, and José C. Grubisich are independent under our corporate governance guidelines and are “audit committee financial experts” as defined by the Securities and Exchange Commission, or SEC. A copy of the Audit Committee Charter is available on our website at www.halliburton.com.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	Overseeing the effectiveness of our compensation program in attracting, retaining and motivating key employees;

•	Utilizing our compensation program to reinforce business strategies and objectives for enhanced stockholder value;

•	Administering our compensation program, including our incentive plans, in a fair and equitable manner consistent with established policies and guidelines;

•	Developing an overall executive compensation philosophy and strategy; and

•	Additional roles and activities with respect to executive compensation as described under Compensation Discussion and Analysis.

A copy of the Compensation Committee Charter is available on our website at www.halliburton.com.

Health, Safety and Environment Committee

The Health, Safety and Environment Committee’s responsibilities include:

•	Reviewing and assessing our health, safety and environmental policies and practices;

•	Overseeing the communication and implementation of, and reviewing our compliance with, these policies, as well as applicable goals and legal requirements; and

•	Assisting the Board with oversight of our risk-management processes relating to health, safety and the environment.

A copy of our Health, Safety and Environment Committee Charter is available on our website at www.halliburton.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	Reviewing and recommending revisions to our corporate governance guidelines;

•	Overseeing our Director self-evaluation process and performance reviews;

•	Identifying and screening candidates for Board and committee membership;

•	Reviewing the overall composition profile of the Board for the appropriate mix of skills, characteristics, experience, and expertise; and

•	Reviewing and making recommendations on Director compensation practices.

A copy of our Nominating and Corporate Governance Committee Charter is available on our website at www.halliburton.com.

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Stockholder Nominations of Directors

Stockholders may nominate persons for election to the Board at a meeting of stockholders in the manner provided in our By-laws, which include a requirement to comply with certain notice procedures. Nominations shall be made pursuant to written notice to the Vice President and Corporate Secretary at the address of our principal executive offices set forth on page 2 of this proxy statement, and for the Annual Meeting of Stockholders in 2015, must be received not less than 90 days nor more than 120 days prior to the anniversary date of the 2014 Annual Meeting of Stockholders, or no later than February 20, 2015 and no earlier than January 21, 2015.

The stockholder notice must contain, among other things, certain information relating to the stockholder and the proposed nominee as described in our By-laws. In addition, the proposed nominee may be required to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director. With respect to any proposed nominee nominated in accordance with Section 6 of our By-laws by a stockholder of record owning at least 1% of our issued and outstanding voting stock continuously for at least one year as of the date the written notice of the nomination is submitted to us, our Vice President and Corporate Secretary will (i) obtain from such nominee any additional relevant information the nominee wishes to provide in consideration of his or her nomination, (ii) report on each such nominee to the Nominating and Corporate Governance Committee, and (iii) facilitate having each such nominee meet with the Nominating and Corporate Governance Committee as the committee deems appropriate.

Qualifications of Directors

Candidates nominated for election or reelection to the Board should possess the following qualifications:

•	Personal characteristics:

	–	high personal and professional ethics, integrity, and values;

	–	an inquiring and independent mind; and

	–	practical wisdom and mature judgment;

•	Broad training and experience at the policy-making level in business, government, education, or technology;

•	Expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about our principal operations;

•	Willingness to represent the best interests of all of our stockholders and objectively appraise management performance; and

•	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to us and our stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria. In selecting Director nominees, the Board first considers the personal characteristics, experience, and other criteria as set forth in our corporate governance guidelines. We also identify nominees based on our specific needs and the needs of our Board at the time a nominee is sought. We value all types of diversity, including diversity of our Board. In evaluating the overall mix of qualifications for a potential nominee, the Board also takes into account overall Board diversity in personal background, race, gender, age, and nationality. In considering whether current Directors should be nominated for reelection to the Board, the Nominating and Corporate Governance Committee and the Board will also consider the non-employee Directors’ annual assessment of the Board and annual performance review.

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Process for the Selection of New Directors

The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Board members, management, and stockholders. A stockholder who wishes to recommend a prospective candidate should notify our Vice President and Corporate Secretary. The Committee may retain an independent executive search firm to identify and/or assist in evaluating candidates for consideration.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines the appropriate method to evaluate the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience, and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. One or more members of the Committee and others as appropriate then conduct the interviews. Once the evaluation and interviews are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

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Stockholder Communication

To foster better communication with our stockholders, we established a process for stockholders to communicate with the Audit Committee and the Board. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the New York Stock Exchange, or NYSE, and the SEC. The methods of communication with the Board include telephone, mail and e-mail.

888.312.2692	Board of Directors	BoardofDirectors@halliburton.com
or	c/o Director of Business Conduct
770.613.6348	Halliburton Company
P.O. Box 42806
Houston, Texas 77242-2806

Our Director of Business Conduct, an employee, reviews all stockholder communications directed to the Audit Committee and the Board. The Chairman of the Audit Committee is promptly notified of any substantive communication involving accounting, internal accounting controls, or auditing matters. The Lead Independent Director is promptly notified of any other significant stockholder communications, and any board related matters which are addressed to a named Director are promptly sent to that Director. Copies of all communications are available for review by any Director. It should be noted, however, that some items such as advertisements, business solicitations, junk mail, resumes, and any communication that is overly hostile, threatening or illegal will not be forwarded to the Board. Concerns may be reported anonymously or confidentially. Confidentiality shall be maintained unless disclosure is:

•	required or advisable in connection with any governmental investigation or report;

•	in the interests of Halliburton, consistent with the goals of our Code of Business Conduct; or

•	required or advisable in our legal defense of the matter.

Information regarding these methods of communication is also on our website at www.halliburton.com.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

The eleven nominees listed below are presently our Directors. The common stock represented by properly executed and returned proxies will be voted to elect the eleven nominees as Directors unless we receive contrary instructions. If any nominee is unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board. If a suitable substitute is not available, the Board will reduce the number of Directors to be elected. Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected. The Directors elected will serve for the ensuing year and until their successors are elected and qualify.

Our corporate governance guidelines provide that each non-management Director shall retire from the Board immediately prior to the annual meeting of stockholders following his or her seventy-second (72nd) birthday. Though he has reached age 72, the Board has requested Abdallah S. Jum’ah to stand for reelection for another year because of his intimate knowledge of the oil and gas industry in the Middle East, where our business is growing considerably.

Information about Nominees for Director

Alan M. Bennett
Age: 63 Director Since: 2006 Halliburton Committees: Audit (Chair); Nominating and Corporate Governance

Mr. Bennett is the retired President and Chief Executive Officer of H&R Block, Inc. (a tax and financial services provider). Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc. from 2010 to 2011, the Interim Chief Executive Officer of H&R Block, Inc. from 2007 to 2008, and the Senior Vice President and Chief Financial Officer of Aetna, Inc. from 2001 to 2007. Mr. Bennett is a director of Fluor Corporation (since 2011) and TJX Companies, Inc. (since 2007), and is a former director of H&R Block, Inc. (2008-2011). The Board determined that Mr. Bennett should be nominated for election as a Director because of his financial expertise, ranging from internal audit to corporate controller to chief financial officer of a large, public company. He is a certified public accountant and also has chief executive officer experience.

James R. Boyd
Age: 67 Director Since: 2006 Halliburton Committees: Compensation (Chair); Audit

Mr. Boyd is the retired Chairman of the Board of Arch Coal, Inc. (one of the largest United States coal producers). Mr. Boyd served as a director of Arch Coal, Inc. from 1990 to 2013, and as Chairman of the Board of Arch Coal, Inc. from 1998 to 2006. The Board determined that Mr. Boyd should be nominated for election as a Director because of his experience as a chief executive officer, chairman, and lead director of a large company and his career experience in corporate business development, operations, and strategic planning.

Milton Carroll
Age: 63 Director Since: 2006 Halliburton Committees: Compensation; Nominating and Corporate Governance

Mr. Carroll has been the Executive Chairman of the Board of CenterPoint Energy, Inc. (a public utility holding company) since 2013 and Chairman of Health Care Service Corporation (a large health insurance company) since 2002. Mr. Carroll served as Non-Executive Chairman of the Board of CenterPoint Energy, Inc., from 2002 to 2013. Mr. Carroll is a director of Western Gas Holdings, LLC, the general partner of Western Gas Partners L.P. (since 2008) and LyondellBasell Industries (since 2010). Mr. Carroll served as Chairman of Instrument Products, Inc. (a private oil-tool manufacturing company) (1977-2014) and as a director of LRE GP, LLC, the general partner of LRR Energy, L.P. (2011-2014). The Board determined that Mr. Carroll should be nominated for election as a Director because of his public company board experience as an independent director and his knowledge of the oil and natural gas services industry.

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Nance K. Dicciani
Age: 66 Director Since: 2009 Halliburton Committees: Audit; Health, Safety and Environment

Ms. Dicciani is the retired President and Chief Executive Officer of Honeywell International Specialty Materials (a diversified technology and manufacturing company). Ms. Dicciani served as the President and Chief Executive Officer of Honeywell International Specialty Materials from 2001 to 2008. Ms. Dicciani is a director of Rockwood Holdings, Inc. (since 2008), Praxair, Inc. (since 2008), and LyondellBasell Industries (since 2013). The Board determined that Ms. Dicciani should be nominated for election as a Director because of her technical expertise in the chemical industry, her international operations expertise, and her executive experience as a chief executive officer of a multi-billion dollar strategic business group of a major multinational corporation.

Murry S. Gerber
Age: 61 Director Since: 2012 Halliburton Committees: Audit; Compensation

Mr. Gerber is the retired Executive Chairman of the Board of EQT Corporation (a leading producer of unconventional natural gas). Mr. Gerber served as the Executive Chairman of the Board of EQT Corporation from 2010 to 2011, the Chairman and Chief Executive Officer of EQT Corporation from 2000 to 2010, and the Chief Executive Officer and President of EQT Corporation from 1998 to 2007. Mr. Gerber is a director of BlackRock, Inc. (since 2000) and United States Steel Corporation (since 2012). The Board determined that Mr. Gerber should be nominated for election as a Director because of his executive leadership skills and his experience with the Marcellus shale and unconventional oil and natural gas basins.

José C. Grubisich
Age: 57 Director Since: 2013 Halliburton Committees: Audit; Health, Safety and Environment

Mr. Grubisich has been Chief Executive Officer of Eldorado Brasil Celulose (a leader in the world cellulose market) since 2012. Previously, Mr. Grubisich served as President and Chief Executive Officer of ETH Bioenergia S.A. (an integrated producer of ethanol and electricity from biomass) from 2008 to 2012. Mr. Grubisich is a director of Vallourec S.A. (since 2012). The Board determined that Mr. Grubisich should be nominated for election as a Director because of his significant international business experience in Latin America and his executive leadership experience.

Abdallah S. Jum’ah
Age: 72 Director Since: 2010 Halliburton Committees: Health, Safety and Environment; Nominating and Corporate Governance

Mr. Jum’ah is the retired President and Chief Executive Officer of Saudi Arabian Oil Company (Saudi Aramco) (the world’s largest producer of crude oil). Mr. Jum’ah was the President and Chief Executive Officer of Saudi Aramco from 1995 to 2008. Mr. Jum’ah has served as Chairman of the Board of The Saudi Investment Bank since 2013 (Director since 2010). Mr. Jum’ah is a Board member of Economic Cities Authority and Zamil Industries, and is a former Vice Chairman of the International Advisory Board at King Fahd University of Petroleum and Minerals (2007-2009). The Board determined that Mr. Jum’ah should be nominated for election as a Director because of his industry expertise, including significant international business experience in the Eastern Hemisphere, and his executive experience as president and chief executive officer leading the world’s largest producer of crude oil.

David J. Lesar
Age: 60 Director Since: 2000 (Chairman)

Mr. Lesar has been our Chairman of the Board, President and Chief Executive Officer since 2000. Mr. Lesar is a director of Agrium, Inc. (since 2010). The Board determined that Mr. Lesar should be nominated for election as a Director because of his industry expertise, financial expertise, and in-depth knowledge of Halliburton and its business.

Robert A. Malone
Age: 62 Director Since: 2009 Halliburton Committees: Compensation; Health, Safety and Environment (Chair)

Mr. Malone has been the President and Chief Executive Officer of The First National Bank of Sonora, Texas (a community bank) since 2009. Previously, Mr. Malone was the Executive Vice President of BP plc and Chairman of the Board and President, BP America Inc. (one of the nation’s largest producers of oil and natural gas) from 2006 to 2009. Mr. Malone is a director of Peabody Energy Company (since 2009). The Board determined that Mr. Malone should be nominated for election as a Director because of his industry expertise and his executive leadership experience, including crisis management and safety performance.

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J. Landis Martin
Age: 68 Director Since: 1998 Halliburton Committees: Health, Safety and Environment; Nominating and Corporate Governance

Mr. Martin is the founder of Platte River Equity (formerly Platte River Ventures, L.L.C.) (a private equity firm) and has served as its Managing Director since 2005. Previously, Mr. Martin was the Chairman, from 1989 to 2005, and Chief Executive Officer, from 1995 to 2005, of Titanium Metals Corporation. Mr. Martin serves as our Lead Independent Director. Mr. Martin is the Lead Director of Apartment Investment and Management Company (Director since 1994), the Chairman of Crown Castle International Corporation (since 2002) and Director (since 1999), and the Lead Director of Intrepid Potash, Inc. (since 2008). The Board determined that Mr. Martin should be nominated for election as a Director because of his industry expertise, his executive and board leadership experience, and his knowledge of our operations.

Debra L. Reed
Age: 57 Director Since: 2001 Halliburton Committees: Nominating and Corporate Governance (Chair); Compensation

Ms. Reed has been the Chief Executive Officer of Sempra Energy (an energy infrastructure and regulated holding company) since 2011 and has served as Chairman of the Board of Sempra Energy since 2012. Previously, Ms. Reed was the Executive Vice President of Sempra Energy from 2010 to 2011 and the President and Chief Executive Officer of Southern California Gas Company and San Diego Gas & Electric Company from 2006 to 2010. Ms. Reed is a former director of Avery Dennison Corporation (2009-2011) and of Genentech, Inc. (2005-2009). The Board determined that Ms. Reed should be nominated for election as a Director because of her executive, operational, financial, and administrative expertise, and her experience as an independent director on public company boards.

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DIRECTORS’ COMPENSATION

Directors’ Fees

All non-employee Directors receive an annual retainer of $100,000. The Lead Independent Director receives an additional annual retainer of $25,000 and the chairperson of each committee also receives an additional retainer annually for serving as chair as follows:

Audit - $20,000; Compensation - $15,000; Health, Safety and Environment - $15,000; and Nominating and Corporate Governance - $15,000. Non-employee Directors are permitted to defer all or part of their fees under the Directors’ Deferred Compensation Plan described below.

Directors’ Equity Awards

Each non-employee Director receives an annual equity award with a value of approximately $160,000 on the date of the award. Prior to 2012, each non-employee Director received an annual equity award consisting of restricted shares of common stock. Beginning in 2012, each non-employee Director receives an annual equity award consisting of restricted stock units (RSUs), each of which represents the right to receive a share of common stock at a future date. The actual number of RSUs is determined by dividing $160,000 by the average of the closing price of our common stock on the NYSE on each business day during the month of July. These annual awards are made on or about the first of August of each year. The value of the award may be more or less than $160,000 based on the closing price of our common stock on the NYSE on the date of the award in August. Non-employee Directors are permitted to defer all of their RSUs under the Directors’ Deferred Compensation Plan.

Additionally, when a non-employee Director is first elected to the Board, he or she receives an equity award shortly thereafter. Prior to May of 2012, each newly elected non-employee Director received an equity award consisting of 2,000 restricted shares of common stock. Each non-employee Director first elected to the Board after May of 2012 receives an equity award of RSUs equal to a pro-rated value of the annual equity award of $160,000. The factor used to determine the pro-rated award is the number of whole months of service from the beginning of the month in which the Director is elected to the following first of August divided by 12. The number of RSUs awarded is determined by dividing the pro-rated award amount by the average of the closing price of our common stock on the NYSE on each business day during the month immediately preceding the Director’s election to the Board.

Directors may not sell, assign, pledge, otherwise transfer, or encumber restricted shares or RSUs until the restrictions are removed. Restrictions on RSUs lapse 25% a year over four years of service with the applicable underlying shares of common stock distributed annually to the non-employee Director. Except as provided in the next sentence, if a non-employee Director has a separation of service from the Board before completing four years of service since the applicable award date, any unvested RSUs would be forfeited. Restrictions on restricted shares and RSUs lapse following termination of Board service only under specified circumstances, which may include, subject to the Board’s discretion, death or disability, retirement under the Director mandatory retirement policy, or early retirement after at least four years of service.

During the restriction period, Directors have the right to (i) vote restricted shares, but not shares underlying RSUs, and (ii) receive dividends or dividend equivalents in cash on restricted shares and RSUs that are not subject to a deferral election. RSUs that are subject to a deferral election receive dividend equivalents under the Directors’ Deferred Compensation Plan.

Directors’ Deferred Compensation Plan

The Directors’ Deferred Compensation Plan is a non-qualified deferred compensation plan and participation is completely voluntary. Under the plan, non-employee Directors are permitted to defer all or part of their retainer fees and all of the shares of common stock underlying their RSUs when they vest. If a non-employee Director elects to defer retainer fees under the plan, then the Director may elect to have his or her deferred fees accumulate under an interest bearing account or translate on a quarterly basis into Halliburton common stock

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equivalent units (SEUs) under a stock equivalents account. If a non-employee Director elects to defer receipt of the shares of common stock underlying his or her RSUs when they vest, then those shares are retained as deferred RSUs under the plan. The interest bearing account is credited quarterly with interest at the prime rate of Citibank, N.A. The stock equivalents account and deferred RSUs are credited quarterly with dividend equivalents based on the same dividend rate as Halliburton common stock and those amounts are translated into additional SEUs or RSUs, respectively.

After a Director’s retirement, distributions under the plan are made to the Director in a single distribution or in annual installments over a 5- or 10-year period as elected by the Director. Distributions under the interest bearing account are made in cash, while distributions of SEUs under the stock equivalents account and deferred RSUs are made in shares of Halliburton common stock. Ms. Dicciani, Ms. Reed, and Messrs. Bennett, Boyd, and Carroll have elected to defer all or part of their retainer fees under the plan, and Ms. Dicciani, Ms. Reed, and Messrs. Bennett, Boyd, Carroll, Grubisich, Jum’ah, and Martin have elected to defer all of their RSUs under the plan.

Directors’ Stock Ownership Requirements

We have stock ownership requirements for all non-employee Directors to further align their interests with our stockholders. As a result, all non-employee Directors are required to own Halliburton common stock in an amount equal to or in excess of the greater of (A) the cash portion of the Director’s annual retainer for the five-year period beginning on the date the Director is first elected to the Board or (B) $500,000. The Nominating and Corporate Governance Committee reviews the holdings of all non-employee Directors, which include restricted shares, other Halliburton common stock, and RSUs owned by the Director, at each May meeting. Each non-employee Director has five years to meet the requirements, measured from the later of September 12, 2011, or the date he or she is first elected to the Board. Each non-employee Director currently meets the stock ownership requirements or is on track to do so within the requisite five-year period.

Director Clawback Policy

In January 2013, we adopted a clawback policy under which we will seek, in all appropriate cases, to recoup incentive compensation paid to, awarded to, or credited for the benefit of a Director if and to the extent that:

•	it is determined that, in connection with the performance of that Director’s duties, he or she substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, or recklessly disregarded his or her duty to exercise reasonable oversight; or

•	the Director is named as a defendant in a law enforcement proceeding for having substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, the Director disagrees with the allegations relating to the proceeding and either (A) we initiate a review and determine that the alleged action is not indemnifiable or (B) the Director does not prevail at trial, enters into a plea arrangement, agrees to the entry of a final administrative or judicial order imposing sanctions, or otherwise admits to the violation in a legal proceeding.

Depending on the circumstances described above, the disinterested members of the Board, the disinterested members of the Compensation Committee, and/or the disinterested members of the Nominating and Corporate Governance Committee may be involved in the process of reviewing, considering, and making determinations regarding the Director’s alleged conduct, whether recoupment is appropriate or required, and the type and amount of incentive compensation to be recouped from the Director.

The policy also provides that, to the extent permitted by applicable law and not previously disclosed in a filing with the SEC, we will disclose in our proxy statement the circumstances of any recoupment arising under the policy or that there has not been any recoupment pursuant to the policy for the prior calendar year. There was no recoupment under the policy in 2013.

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Charitable Contributions and Other Benefits

Matching Gift Programs

To further our support for charities, Directors may participate in the Halliburton Foundation’s matching gift programs for educational institutions, not-for-profit hospitals, and medical foundations. For each eligible contribution, the Halliburton Foundation makes a contribution of two times the amount contributed by the Director, subject to approval by its Trustees. The maximum aggregate of all contributions each calendar year by a Director eligible for matching is $50,000, resulting in a maximum aggregate amount contributed annually by the Halliburton Foundation in the form of matching gifts of up to $100,000 for any Director who participates in the programs. Neither the Halliburton Foundation nor we have made a charitable contribution, within the preceding three years, to any charitable organization in which a Director serves as an employee or an immediate family member of the Director serves as an executive officer that exceeds in any single year the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

Accidental Death and Dismemberment

We offer an optional accidental death and dismemberment policy for non-employee Directors for individual coverage or family coverage with a benefit per Director of up to $250,000 and lesser amounts for family members. Ms. Dicciani and Messrs. Carroll, Gerber, and Malone elected individual coverage at a cost of $99 annually. Messrs. Grubisich and Martin elected family coverage at a cost of $159 annually. These premiums are included in the All Other Compensation column of the 2013 Director Compensation table for those who participate.

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2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alan M. Bennett	120,000	167,215	0	123,915	411,130
James R. Boyd	115,000	167,215	0	77,375	359,590
Milton Carroll	100,000	167,215	0	25,152	292,367
Nance K. Dicciani	100,000	167,215	0	114,733	381,948
Murry S. Gerber	100,000	167,215	0	104,908	372,123
S. Malcolm Gillis(1)	42,651	0	0	24,144	66,795
José C. Grubisich	78,056	231,502	0	1,601	311,159
Abdallah S. Jum’ah	100,000	167,215	0	8,579	275,794
Robert A. Malone	109,437	167,215	0	111,650	388,302
J. Landis Martin	125,000	167,215	0	122,407	414,622
Debra L. Reed	115,000	167,215	0	76,687	358,902
(1)	Dr. Gillis retired from the Board on May 15, 2013.

Fees Earned or Paid In Cash. The amounts in this column represent retainer fees earned in fiscal year 2013, but not necessarily paid in 2013. Refer to the section Directors’ Fees for information on annual retainer fees.

Stock Awards. The amounts in the Stock Awards column reflect the grant date fair value of RSUs awarded in 2013. Accounting Standards Codification (ASC) 718 requires the reporting of the aggregate grant date fair value of equity awards granted to the Director during the fiscal year. We calculate the fair value of equity awards by multiplying the number of RSUs granted by the closing stock price as of the award’s grant date.

The number of restricted shares, RSUs, and SEUs held at December 31, 2013 by non-employee Directors are:

Name	Restricted Shares	RSUs	SEUs
Alan M. Bennett	25,236	8,984	13,972
James R. Boyd	25,236	8,984	26,120
Milton Carroll	20,271	8,984	21,675
Nance K. Dicciani	14,843	8,984	6,506
Murry S. Gerber	2,000	7,557	—
José C. Grubisich	0	5,267	—
Abdallah S. Jum’ah	9,126	8,984	—
Robert A. Malone	14,843	7,557	—
J. Landis Martin	35,162	8,984	—
Debra L. Reed	33,562	8,984	10,680

Change in Pension Value and Nonqualified Deferred Compensation Earnings. None of the Directors had a change in pension value or nonqualified deferred compensation earnings that represented above market earnings in 2013.

All Other Compensation. This column includes compensation related to the Halliburton Foundation, Accidental Death and Dismemberment program, dividends or dividend equivalents in cash on restricted shares or RSUs, and dividend equivalents associated with the Directors’ Deferred Compensation Plan.

Directors who participated in the matching gift programs under the Halliburton Foundation and the corresponding match provided by the Halliburton Foundation are: Mr. Bennett - $100,000; Mr. Boyd - $47,500; Ms. Dicciani - $100,000; Mr. Gerber - $100,000; Dr. Gillis - $14,000; Mr. Malone - $100,000; Mr. Martin - $100,000; and Ms. Reed - $50,100. The amounts reflected indicate matching payments made by the Halliburton Foundation in 2013.

Directors who participated in the Accidental Death and Dismemberment program and incurred imputed income for the benefit amount of $99 for individual coverage and $159 for family coverage are: Mr. Carroll - $99; Ms. Dicciani - $99; Mr. Gerber - $99; Dr. Gillis - $159; Mr. Grubisich - $159; Mr. Malone - $99; and Mr. Martin - $159.

Directors who received dividends or dividend equivalents in cash on restricted shares or RSUs held on Halliburton record dates are: Mr. Bennett - $13,249; Mr. Boyd - $13,249; Mr. Carroll - $10,642; Ms. Dicciani - $7,793; Mr. Gerber - $4,809; Dr. Gillis - $7,190; Mr. Jum’ah - $4,791; Mr. Malone - $11,551; Mr. Martin - $18,460; and Ms. Reed - $17,620.

Directors who received dividend equivalents attributable to their stock equivalents account under the Directors’ Deferred Compensation Plan are: Mr. Bennett - $6,878; Mr. Boyd - $12,838; Mr. Carroll - $10,623; Ms. Dicciani - $3,053; and Ms. Reed - $5,179.

Directors who received dividend equivalents attributable to their deferred RSUs under the Directors’ Deferred Compensation Plan are: Mr. Bennett - $3,788; Mr. Boyd - $3,788; Mr. Carroll - $3,788; Ms. Dicciani - $3,788; Dr. Gillis - $2,795; Mr. Grubisich - $1,442; Mr. Jum’ah - $3,788; Mr. Martin - $3,788; and Ms. Reed - $3,788.

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STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Halliburton stock with the SEC and the NYSE. Based on our records and other information, we believe that in 2013 our Directors and our officers who are subject to Section 16 met all applicable filing requirements.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth beneficial ownership information about persons or groups that own or have the right to acquire more than 5% of our common stock, based on information contained in Schedules 13G filed with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.	55,350,728(1)	6.5%
40 East 52nd Street, New York, NY 10022
(1)	BlackRock, Inc. is a parent holding company and is deemed to be the beneficial owner of 55,350,728 shares. BlackRock has sole power to vote or to direct the vote of 45,330,561 shares and has sole power to dispose or to direct the disposition of 55,290,316 shares. BlackRock has shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of 60,412 shares.

The following table sets forth information, as of March 6, 2014, regarding the beneficial ownership of our common stock by each Director, each Named Executive Officer, and by all Directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner or Number of Persons in Group	Sole Voting and Investment Power (1), (2)		Shared Voting or Investment Power		Percent of Class
Alan M. Bennett	27,236				*
James R. Boyd	47,236				*
James S. Brown	457,975				*
Milton Carroll	20,271				*
Nance K. Dicciani	19,843				*
Murry S. Gerber	33,318				*
José C. Grubisich	0
Abdallah S. Jum’ah	9,126				*
David J. Lesar	1,394,230		18,308	(3)	*
Robert A. Malone	16,161				*
J. Landis Martin	96,764	(4)			*
Mark A. McCollum	268,121				*
Jeffrey A. Miller	282,102				*
Joe D. Rainey	200,220				*
Debra L. Reed	33,562		500	(5)	*
Shares owned by all current Directors and executive officers as a group (20 persons)	3,419,161				*
*	Less than 1% of shares outstanding.

(1)	The table includes shares of common stock eligible for purchase pursuant to outstanding stock options within 60 days of March 6, 2014 for the following: Mr. Brown - 149,201; Mr. Lesar - 770,034; Mr. McCollum - 129,035; Mr. Miller - 52,501; and five unnamed executive officers – 127,637. Until the options are exercised, these individuals will not have voting or investment power over the underlying shares of common stock, but will only have the right to acquire beneficial ownership of the shares through exercise of their respective options. The table also includes restricted shares of common stock over which the individuals have voting power but no investment power.

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(2)	The table does not include restricted stock units (RSUs) held by non-employee Directors or stock equivalent units (SEUs) held by non-employee Directors under the Directors’ Deferred Compensation Plan for the following (RSUs/SEUs): Mr. Bennett - 8,984 / 13,972; Mr. Boyd - 8,984 / 26,120; Mr. Carroll - 8,984 / 21,675; Ms. Dicciani - 8,984 / 6,506; Mr. Gerber - 7,557 / 0; Mr. Grubisich – 5,267 / 0; Mr. Jum’ah - 8,984 / 0; Mr. Malone - 7,557 / 0; Mr. Martin - 8,984 / 0; and Ms. Reed - 8,984 / 10,680. Until the underlying shares of common stock are distributed with respect to the RSUs or SEUs, non-employee Directors will not have voting or investment power over such shares. No shares of common stock with respect to RSUs will be distributed within 60 days of March 6, 2014, unless the Board in its discretion vests the RSUs upon a non-employee Director’s separation of service from the Board. No shares of common stock with respect to SEUs will be distributed within 60 days of March 6, 2014, because such shares are distributed in January of the year following the year the non-employee Director has a separation of service from the Board.

(3)	Shares held by Mr. Lesar’s spouse. Mr. Lesar disclaims the beneficial ownership of these shares.

(4)	Includes 61,602 shares held by Martin Enterprises LLC. Mr. Martin is the sole manager, and Mr. Martin and trusts (of which Mr. Martin is the sole trustee) formed solely for the benefit of his children, are the sole members of Martin Enterprises LLC.

(5)	Shares held by Ms. Reed’s spouse in an Individual Retirement Account.

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PROPOSAL NO. 2	RATIFICATION OF THE SELECTION OF AUDITORS

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the principal independent public accountants retained to audit our financial statements. The Audit Committee and Board have approved the appointment of KPMG LLP as our principal independent public accountants to examine our financial statements for the year ending December 31, 2014, and a resolution will be presented at the Annual Meeting to ratify this appointment.

KPMG began serving as our principal independent public accountants for the year ended December 31, 2002. The current appointment was made based on a careful review by the Audit Committee of KPMG’s qualification to continue to serve as independent public accountants for us, including the nature and extent of non-audit services performed by KPMG and other factors required to be considered when assessing KPMG’s independence from Halliburton and its management. In order to assure continued auditor independence, the Audit Committee periodically considers whether there should be a rotation of the principal independent public accountants. Further, in conjunction with the mandated rotation of the firm’s lead engagement partner, the Audit Committee and its Chairman are involved in the process for selecting KPMG’s new lead engagement partner. The Audit Committee and Board believe that the continued retention of KPMG to serve as our principal independent public accountants is in the best interests of Halliburton and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting and entitled to vote on the matter is needed to approve the proposal.

If the stockholders do not ratify the selection of KPMG, the Board will reconsider the selection of independent public accountants.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as principal independent public accountants to examine our financial statements and books and records for the year ending December 31, 2014.

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AUDIT COMMITTEE REPORT

We operate under a written charter, a copy of which is available on Halliburton’s website, www.halliburton.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board for approval.

Halliburton’s management is responsible for preparing Halliburton’s financial statements and the principal independent public accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain, and oversee the work of the principal independent public accountants. The Audit Committee is not providing any expert or special assurance as to Halliburton’s financial statements or any professional certification as to the principal independent public accountants’ work.

In fulfilling our oversight role for the year ended December 31, 2013, we:

•	reviewed and discussed Halliburton’s audited financial statements with management;

•	discussed with KPMG LLP, Halliburton’s principal independent public accountants, the matters required by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•	received from KPMG the written disclosures and letter required by the Public Company Accounting Oversight Board regarding KPMG’s independence; and

•	discussed with KPMG its independence and reviewed other matters required to be considered under Securities and Exchange Commission rules regarding KPMG’s independence.

Based on our:

•	review of the audited financial statements;

•	discussions with management;

•	discussions with KPMG; and

•	review of KPMG’s written disclosures and letter,

we recommended to the Board that the audited financial statements be included in Halliburton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Alan M. Bennett

James R. Boyd

Nance K. Dicciani

Murry S. Gerber

José C. Grubisich

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FEES PAID TO KPMG LLP

During 2013 and 2012, we incurred the following fees for services performed by KPMG LLP.

	2013	2012
	(In millions)	(In millions)
Audit fees	$11.8	$13.0
Audit-related fees	0.4	0.3
Tax fees	2.6	2.1
All other fees	0.1	0.4
TOTAL	$14.9	$15.8

Audit Fees

Audit fees represent the aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2013 and December 31, 2012. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, reviews of our financial statements included in the Forms 10-Q we filed during fiscal years 2013 and 2012, and reviews of registration statements.

Audit-Related Fees

Audit-related fees primarily include professional services rendered by KPMG for audits of our employee benefit plans.

Tax Fees

The aggregate fees for tax services primarily consisted of international tax compliance and tax return services related to our expatriate employees.

All Other Fees

All other fees comprise professional services rendered by KPMG related to nonrecurring miscellaneous services.

Fee Approval Policies and Procedures

The Audit Committee has established a written policy that requires the approval by the Audit Committee of all services provided by KPMG as the principal independent public accountants that examine our financial statements and books and records and of all audit services provided by other independent public accountants. Prior to engaging KPMG for the annual audit, the Audit Committee reviews a Principal Independent Public Accountants Auditor Services Plan. KPMG then performs services throughout the year as approved by the Committee. KPMG reviews with the Committee, at least quarterly, a projection of KPMG’s fees for the year. Periodically, the Audit Committee approves revisions to the plan if the Committee determines changes are warranted. Our Audit Committee also considered whether KPMG’s provisions of tax services and all other fees as reported above are compatible with maintaining KPMG’s independence as our principal independent public accountants. All of the fees described above for services provided by KPMG to us were approved in accordance with the policy.

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PROPOSAL NO. 3	ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, our stockholders are being presented with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. As approved by our stockholders at the 2011 Annual Meeting of Stockholders, consistent with our Board’s recommendation, we are submitting this proposal for a non-binding vote on an annual basis.

As described in detail under Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure the programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives identified in Compensation Discussion and Analysis:

•	Provide a clear and direct relationship between executive pay and our performance on both a short-term and long-term basis;

•	Emphasize operating performance drivers;

•	Link executive pay to measures that drive stockholder value;

•	Support our business strategies; and

•	Maximize the return on our human resource investment.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement and ask that our stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Halliburton’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The say-on-pay vote is advisory and, therefore, not binding on us, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we review the objectives and elements of Halliburton’s executive compensation program and discuss the 2013 compensation earned by our Named Executive Officers, or NEOs.

For 2013, our NEOs were:

Name	Age	Occupation	Since
David J. Lesar	60	Chairman of the Board, President and Chief Executive Officer	2000
Mark A. McCollum	55	Executive Vice President and Chief Financial Officer	2008
James S. Brown	59	President - Western Hemisphere	2008
Jeffrey A. Miller	50	Executive Vice President and Chief Operating Officer	2012
Joe D. Rainey	59	President - Eastern Hemisphere	2011

2013 Financial Highlights

•	We set revenue records in every international region and in both divisions in 2013.

•	We achieved record operating income in our Middle/East Asia region, as well as six of our 13 product lines.

•	Over the past three years, we grew our deepwater business at double the market rate, tripled the size of our mature fields business, and extended our unconventionals leadership.

•	We repurchased approximately $4.4 billion, or 10 percent, of our outstanding shares of common stock and increased our dividend twice for a total payout increase of 67 percent.

•	In 2013, Halliburton was ranked as one of America’s most-honored companies by Institutional Investor magazine. Our Chief Executive Officer, David J. Lesar, was named one of the best CEOs in the magazine’s All-America Executive Team rankings.

During 2013, we grew our revenue to a new record of $29.4 billion, which increased $0.9 billion, or 3%, from 2012, mainly due to increased activity in all of our international regions and the Gulf of Mexico. We set new revenue records this year in all of our international regions and in both of our divisions. Additionally, during 2013, our revenue outside of North America comprised 48% of consolidated revenue. The percentage of our revenue that relates to our international operations has been steadily increasing and is representative of our ongoing strategy to grow our international business and balance our geographic mix. Our 2013 operating income of $3.1 billion, which reflects an operating margin of 11%, was negatively impacted by a $1.0 billion, pre-tax, Macondo-related loss contingency.

Total Revenue (Indexed)

1Q11 to 4Q13

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Results of 2013 Advisory Vote on Executive Compensation

In accordance with our stockholders preference, we submit our executive compensation program to an advisory vote annually. In 2013, our compensation program received the support of 92% of the total votes cast at our annual meeting. The Committee believes that our compensation program closely aligns the interests of the company with our stockholders’ interests. The positive results of the advisory vote on executive compensation held at the 2013 annual meeting reinforces this. The Committee determined, therefore, that no changes to the compensation program were necessary.

Halliburton’s Executive Compensation Objectives and Practices

Our executive compensation program is designed to achieve the following objectives:

•	Provide a clear and direct relationship between executive pay and our performance on both a short-term and long-term basis;

•	Emphasize operating performance drivers;

•	Link executive pay to measures that drive stockholder value;

•	Support our business strategies; and

•	Maximize the return on our human resource investment.

These objectives serve to assure our long-term success and are built on the following compensation principles:

•	Executive compensation is managed from a total compensation perspective (i.e., base salary, short- and long-term incentives, and retirement are reviewed altogether).

•	Each component of the total compensation package is analyzed in order to determine that compensation opportunities for our NEOs are competitive and market-driven.

•	All elements of compensation are compared to the total compensation packages of a comparator peer group, which includes both competitors and companies representing general industry that reflect the markets in which we compete for business and people.

Summary of our Executive Compensation Practices

Compensation Practice	Pursued at Halliburton?	More information
Pay for performance	YES. The majority of our NEO compensation is performance based.	p28
Alignment between long-term objectives and the creation of stockholder value	YES. Long-term incentives reward the achievement of value creation and performance goals while aligning management with stockholders’ interests.	p30
Benchmarking against a relevant peer group	YES. The Compensation Committee reviews market data for peer group companies as well as general industry surveys.	p26
Independent, External Compensation Consultant	YES. Pearl Meyer & Partners provides executive compensation consulting services to the Committee.	p26
Stock Ownership Requirements	YES. Robust executive and director stock ownership requirements.	p14 and 34
Clawback Policy	YES. Our policy provides for the forfeiture, recovery, or reimbursement of incentive plan awards. We also will report to stockholders if any clawback occurred.	p14 and 33
Annual “Say on Pay” vote	YES. Support of 92% of the total votes cast at our 2013 annual meeting.	p28
Repricing of underwater stock options	NO. We prohibit repricing.
Exchange underwater options	NO. We prohibit the buyout or exchange of underwater options.
Stock or option recycling	NO. We prohibit stock and option recycling.
Excise-tax gross-ups	NO. We do not provide for excise tax gross-ups.	p44
Guaranteed bonuses or uncapped incentives	NO. We do not provide guaranteed bonuses or uncapped incentives.

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Elements of our Executive Compensation Program for Fiscal 2013

Halliburton’s executive compensation program is composed of base salary, short-term incentives, and long-term incentives, each of which is described below:

As illustrated below, the majority of our CEO’s and NEO’s total direct compensation opportunity is performance-based, at-risk, and long-term. The graphs depict the mix of total direct compensation set for our NEOs during 2013 and assumes plan performance levels are achieved.

CEO COMPENSATION MIX	OTHER NEO COMPENSATION MIX

Executive Compensation Procedures

Our compensation procedures guide the actions taken by the Compensation Committee, or Committee. This ensures consistency from year to year and adherence to the responsibilities listed in the Committee’s Charter. The Committee reviews and approves total compensation annually, which includes:

•	Selecting and engaging an independent, external compensation consultant;

•	Identifying the comparator peer group companies;

•	Reviewing market data on benchmark positions; and

•	Reviewing performance results against operating plans and our comparator peer group.

These procedures are used to make the final determination of total compensation for our NEOs.

Our internal stock nomination process under the Halliburton Company Stock and Incentive Plan, or the Stock and Incentive Plan, ensures

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that all award grant dates are prospective and not retroactive. For NEOs, the grant date is the day the Committee determines annual compensation actions, generally in December of each year. However, awards may be approved by the Committee throughout the year as they determine, such as for retention or performance purposes. Exercise prices are set at the closing stock price on the date of the approved grant.

Role of the CEO in Setting Compensation

Mr. Lesar does not provide recommendations concerning his own compensation, nor is he present when his compensation is discussed by the Committee. The Committee, with input from its independent, external compensation consultant, discusses the elements of his compensation in executive session and makes a recommendation to all of the non-employee members of the Board for discussion and final approval. At the Committee’s request, a member of our management team may attend the executive session to answer questions from the Committee.

Mr. Lesar does, however, assist the Committee in setting executive compensation for the other NEOs. He and the independent, external compensation consultant to the Committee are guided by our compensation principles. They also consider current business conditions.

The following recommendations are made to the Committee for each NEO:

•	Base salary adjustments, taking into account comparator peer group data, and the NEO’s individual performance and role within the company.

•	Performance measures, target goals, and award schedules for short-term incentive opportunities under our performance pay plan, with performance targets being set relative to the projected business cycle and business plan.

•	Long-term incentive awards made under the Stock and Incentive Plan, including developing and providing specific recommendations to the Committee on the aggregate number and types of shares to be awarded annually, reviewing the rationale and guidelines for annual stock awards, and recommending changes to the grant types, when appropriate.

•	Retirement awards, which are calculated by an external actuary, under the Halliburton Company Supplemental Executive Retirement Plan.

Use of Independent Consultants and Advisors

The Committee engaged Pearl Meyer & Partners, or PM&P, as its independent, external compensation consultant during 2013. PM&P provides executive compensation consulting services to the Committee. In 2013, PM&P also provided industry related compensation survey data to us, the fees for which were less than $5,000. The primary responsibilities of the independent, external compensation consultant were to:

•	Provide the Committee with independent and objective market data;

•	Conduct compensation analysis;

•	Recommend potential changes to the comparator peer group;

•	Recommend plan design changes;

•	Advise on risks associated with compensation plans; and

•	Review and advise on pay programs and pay levels.

These services are provided as requested by the Committee throughout the year.

Executive Compensation Benchmarking

The companies comprising the comparator peer group are selected based on the following considerations:

•	Market capitalization;

•	Revenue and number of employees;

•	Scope in terms of global impact and reach; and

•	Industry affiliation.

Industry affiliation includes companies that are involved in the oil and natural gas and energy services industries. The comparator peer group is reviewed annually by the Committee to ensure relevance, with data provided to the Committee by the independent, external compensation consultant. The Committee targets between 20 and 25 companies for our comparator peer group.

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Comparator Peer Group

The 2013 comparator peer group was composed of specific peer companies within the energy industry as well as selected companies representing general industry. This peer group was utilized to determine market levels of total compensation for the 2013 calendar year.

The comparator peer group used for our 2013 compensation review, which remains unchanged from the comparator peer group used for our 2012 compensation review, consisted of the following companies:

•	3M Company

•	Anadarko Petroleum Corporation

•	Apache Corporation

•	Baker Hughes Incorporated

•	Caterpillar Inc.

•	Deere and Company

•	Devon Energy Corporation

•	Emerson Electric Co.

•	Fluor

•	Hess Corporation
•	Honeywell International Inc.

•	Johnson Controls, Inc.

•	Murphy Oil Corporation

•	National Oilwell Varco, Inc.

•	Occidental Petroleum Corporation

•	Raytheon Co.

•	Schlumberger Ltd.

•	Transocean Ltd.

•	Weatherford International, Ltd.

•	The Williams Companies, Inc.

A slightly different comparator peer group is utilized for the 2013 cycle Performance Unit Program and is described in the Long-term Incentives—Performance Units section.

Analysis of Market Data

The market data is size adjusted by revenue as necessary so that it is comparable with our trailing 12 month revenue. We size adjust the total compensation benchmarking data because of variances in market capitalization and revenue size among the companies comprising our comparator peer group. These adjusted values are used as the basis of comparison of compensation between our executives and those of the comparator peer group.

Total executive compensation for each NEO is structured to target market competitive pay levels in base salary and short- and long-term incentive opportunities. We also place an emphasis on variable pay at risk, which enables this compensation structure to position actual pay above or below the 50th percentile of our comparator peer group depending on performance.

A consistent pre-tax, present value methodology is used in assessing stock-based and other long-term incentive awards, including the Black-Scholes model used to value stock option grants.

The independent, external compensation consultant gathers and performs an analysis of market data for each NEO, comparing each of their individual components of compensation as well as total compensation to that of the comparator peer group. This competitive analysis consists of market data comparing each of the pay elements and total compensation at the 25th, 50th, and 75th percentiles of the comparator peer group to current compensation for each of the NEOs.

Integration of Compensation Components, Plan Design, and Decision-Making

The Committee considers all elements of the executive compensation package for each NEO for the upcoming year in December. The Committee receives historical and prospective breakdowns of the total compensation components for each NEO as follows:

•	Individual two-year total compensation history, which includes base salary, short- and long-term incentives, and other benefits and perquisites;

•	Total company-awarded stock position, including vested and unvested awards;

•	Detailed supplemental retirement award calculations; and

•	The market analysis prepared by the independent, external compensation consultant.

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The Committee also reviews the results of the advisory vote on executive compensation held at the prior year’s annual meeting and considers those results, along with many other factors, when evaluating our executive compensation program. Because 92% of our stockholders voting at our Annual Meeting approved the compensation paid to our executives as described in the 2013 proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, and because the Committee believes that our compensation program aligns our executive compensation structure with our stockholders’ interests and current market practices, the Committee did not implement any changes to our executive compensation program for 2014.

In making compensation decisions, each of the following compensation elements is reviewed separately and collectively:

•	Base salary;

•	Short-term (annual) incentives;

•	Long-term incentives; and

•	Supplemental executive retirement benefits.

Of these elements, all but base salary are variable and at risk of forfeiture. The Committee uses base salary as the primary reference point for determining the target value and actual value of each of the above elements of compensation, individually and in the aggregate, for each NEO. This assists the Committee in confirming that our compensation package for NEOs is appropriate and competitive to our comparator peer group.

The Committee then considers the following when making final compensation determinations:

•	How compensation elements serve to appropriately motivate and reward each NEO;

•	Competitively positioning each NEO’s total compensation to retain their services;

•	Individual NEO performance in reaching financial and operational objectives;

•	Sustained levels of performance, future potential, time in position, and years of service; and

•	Other factors including operational or functional goals as the Committee determines are appropriate.

These factors are considered on an unweighted basis in making final pay decisions and to ensure internal equity among positions having similar scope and responsibility.

After considering these factors, the Committee then sets the final compensation opportunity for each NEO so that their actual total compensation is consistent with our executive compensation philosophy of paying at the 50th percentile or higher for those years of superior performance and paying below the 50th percentile when performance does not meet competitive standards.

The procedures used to set compensation for each of the NEOs are the same. Variations do exist in the amounts of compensation among the NEOs as a result of each NEO’s position and corresponding scope of responsibility, individual performance, length of time in the role, and differences in the competitive market pay levels for their positions.

Generally, in years when we achieve financial results substantially above or below expectations, actual compensation may fall outside the initial targets established by the Committee.

Determination of CEO and NEO Target Total Compensation

When determining target total compensation for Mr. Lesar, the Committee takes into consideration competitive market pay levels for the CEOs in the comparator peer group. They also consider Mr. Lesar’s performance and accomplishments in the areas of business development and expansion, management succession, development and retention of management, ethical leadership, and the achievement of financial and operational objectives.

Each year, Mr. Lesar and the members of the Board agree upon a set of objectives addressing the following areas specified in our corporate governance guidelines:

•	Leadership and vision;

•	Integrity;

•	Keeping the Board informed on matters affecting Halliburton and its operating units;

•	Performance of the business;

•	Development and implementation of initiatives to provide long-term economic benefit to Halliburton;

•	Accomplishment of strategic objectives; and

•	Development of management.

The Board determined that Mr. Lesar met these objectives in 2013 through the following achievements:

•	Halliburton and its business units maintained superior relative performance against major competitors in terms of revenue, margins and Return on Capital Employed (performance of the business);

•	Led the organization through the business cycle through effective stakeholder communication and high visibility with employees, investors, and customers (leadership and vision);

•	Continued international diversification realizing major tender wins throughout Halliburton’s international portfolio and outperformed major competitors in year over year Eastern Hemisphere revenue growth (accomplishment of strategic objectives and development and implementation of initiatives to provide long-term economic benefit to Halliburton);

•	Maintained unwavering commitment to our Health, Safety and Environment program and ensured that all employees and other key stakeholders understand that an incident-free workplace is achievable and must be driven by leadership and teamwork of our employees (leadership and vision);

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•	Continued to expose management to the Board, further enhanced management/employee succession process, and focused senior management on talent development initiatives (development of management);

•	Maintained unwavering commitment to our Code of Business Conduct and continued to act in a role model capacity as it relates to ethical behavior (integrity); and

•	Communicated regularly with the members of the Board providing status reports and notification of issues of concern (keeping the Board informed).

Other NEO compensation is determined similar to that of the CEO by evaluating each NEO’s performance and considering the market competitive pay levels of the comparator peer group for the NEO’s position.

Base Salary

The Committee generally targets base salaries at the median of the comparator peer group; however, the Committee also considers the following factors when setting base salary:

•	Level of responsibility;

•	Experience in current role and equitable compensation relationships among internal peers;

•	Performance and leadership; and

•	External factors involving competitive positioning, general economic conditions, and marketplace compensation trends.

No specific formula is applied to determine the weight of each factor. Salary reviews are conducted annually to evaluate each executive; however, individual salaries are not necessarily adjusted each year.

As a result of increases in base salary in our comparator peer group and, in the case of Mr. Miller, to recognize his September 2012 promotion to Executive Vice President and Chief Operating Officer, the Committee approved the following base salary increases for 2013:

	2012	2013
NEO	Salary	Salary	% Increase
Mr. Lesar	$1,530,000	$1,630,000	6.5%
Mr. McCollum	$661,000	$732,000	10.7%
Mr. Brown	$633,000	$788,000	24.5%
Mr. Miller	$425,000	$800,000	88.2%
Mr. Rainey	$550,000	$788,000	43.3%

As a result of the changes shown above, our NEOs averaged slightly above the market median as provided by our independent, external compensation consultant, PM&P.

Short-Term (Annual) Incentives

The Committee established the Annual Performance Pay Plan to:

•	Reward executives and other key members of management for improving financial results that drive the creation of economic value for our stockholders; and

•	Provide a means to connect individual cash compensation directly to our performance.

The Annual Performance Pay Plan provides for performance awards in accordance with the terms of the Stock and Incentive Plan.

The Annual Performance Pay Plan provides an incentive to our NEOs to achieve the business objective of generating more earnings than normally expected by the investors who have provided us with capital to grow our business. We measure achievement of this objective using Cash Value Added, or CVA.

CVA is a financial measurement that demonstrates the amount of economic value added to our business. The formula for calculating CVA is as follows:

Operating Income
+ Interest Income
+ Foreign Currency Gains (Losses)
+ Other Nonoperating Income (Expense), Net
= Net Operating Profit
– Income Taxes
= Net Operating Profit After Taxes

Net Invested Capital
x Weighted Average Cost of Capital
= Capital Charge
Cash Value Added (CVA) = Net Operating Profit After Taxes - Capital Charge

Net Operating Profit After Taxes equals the sum of operating income plus interest income plus foreign currency gains (losses) plus other nonoperating income (expense), reduced by our income taxes. When determining actual CVA performance, we apply our effective income tax rate.

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Capital Charge equals total assets (excluding deferred income tax assets) less total liabilities (excluding debt and deferred income tax liabilities) multiplied by a weighted average cost of capital percentage.

Cash Value Added is computed monthly and accumulated throughout the calendar year. Adjustments in the calculation of the CVA payout may, at times, be approved by the Committee and can include the treatment of unusual items that may have impacted our actual results.

At the beginning of each plan year, the Committee approves an incentive award schedule that equates given levels of CVA performance with varying reward opportunities paid in cash. The performance goals range from “Threshold” to “Target” to “Maximum.” Threshold reflects the minimum CVA performance level which must be achieved in order for awards to be earned and Maximum reflects the maximum level that can be earned.

These goals are based on our annual operating plan, as reviewed and approved by our Board, and are set at levels believed to be sufficient to meet or exceed stockholder expectations of our performance, as well as expectations of the relative performance to our competitors.

Given the cyclical nature of our business, our performance goals vary from year to year, which can similarly impact the difficulty in achieving these goals.

The Committee set the 2013 performance goals for our NEOs based on company-wide consolidated CVA results, specifying when these goals were set that the impact of any Macondo well incident related charges would be excluded from the CVA calculation. Threshold CVA was based on 89% of planned operating income, Target CVA on 100% of planned operating income, and Maximum CVA on 111% of planned operating income. The CVA targets for 2013 were $185 million at Threshold, $494 million at Target, and $802 million at Maximum. Actual CVA for 2013 was $630 million.

Individual incentive award opportunities are established as a percentage of base salary at the beginning of the plan year. The maximum amount a NEO can receive is limited to two times the target opportunity level. The level of achievement of annual CVA performance determines the dollar amount of incentive compensation payable to participants following completion of the plan year.

The Committee set incentive award opportunities under the plan as follows:

	Threshold	Target	Maximum
NEO	Opportunity	Opportunity	Opportunity
Mr. Lesar	60%	150%	300%
Mr. McCollum	36%	90%	180%
Mr. Brown	40%	100%	200%
Mr. Miller	40%	100%	200%
Mr. Rainey	40%	100%	200%

Threshold, Target, and Maximum opportunity dollar amounts can be found in the Grants of Plan-Based Awards in Fiscal 2013 table.

Over the past ten years, the Annual Performance Pay Plan achieved Maximum performance levels six times, achieved Target performance level two times, and fell short of the Threshold performance level two times.

Long-Term Incentives

The Committee established the Stock and Incentive Plan to achieve the following objectives:

•	Reward consistent achievement of value creation and operating performance goals;

•	Align management with stockholder interests; and

•	Encourage long-term perspectives and commitment.

Our Stock and Incentive Plan provides for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock and units, performance shares and units, stock appreciation rights, and stock value equivalents. Under the Stock and Incentive Plan, the Committee may, at its discretion, select from among these types of awards to establish individual long-term incentive awards.

Long-term incentives represent the largest component of total executive compensation opportunity. We believe this at-risk based compensation ties executive pay closely to stockholders’ interests.

For 2013, we used a combination of long-term incentive vehicles, including time-based restricted stock or restricted stock units, performance units, and nonqualified stock options. Except where there is a distinction to make between restricted stock and restricted stock units, this Compensation Discussion and Analysis refers to both restricted stock and restricted stock units as “restricted stock”. Operations-based incentives in the form of performance units targeted 40% of the long-term incentive value, another 40% was delivered through restricted stock, and the remaining 20% was delivered in stock options.

Using a mix of incentives allows us to provide a diversified yet balanced long-term incentive program that effectively addresses volatility in our industry and in the stock market, in addition to maintaining an incentive to meet performance goals. Value to be earned by a NEO from stock options and restricted stock are directly tied to our stock price performance and, therefore, directly to stockholder value. Additionally, restricted stock provides a significant retention incentive

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while the Performance Unit Program motivates the NEOs to also focus on improving long-term returns on capital employed, measured on both absolute and relative bases.

In determining the size of long-term incentive awards, the Committee first considers market data for comparable positions and then may adjust the awards upwards or downwards based on the Committee’s review of internal equity. This can result in positions of similar magnitude and pay receiving awards of varying size. The 2013 restricted stock and stock option awards for each NEO were based primarily on market data and were targeted at the 75th percentile of our comparator peer group to recognize our NEOs for delivering strong performance in 2013.

Restricted Stock and Stock Options

Our restricted stock and stock option awards are granted under the Stock and Incentive Plan and are listed in the Grants of Plan-Based Awards in Fiscal 2013 table.

Restricted stock grants are generally subject to a graded vesting schedule of 20% per year over five years. However, different vesting schedules may be utilized at the discretion of the Committee. Shares of restricted stock receive dividend or dividend equivalent payments.

Stock option awards vest over a three-year graded vesting period with 33 ⅓% of the grant vesting each year. All options are priced at the closing stock price on the date the grant is approved by the Committee.

The stock and option award columns in the Summary Compensation Table reflect the aggregate grant date fair value of the restricted stock and option awards for each NEO.

Performance Units

The Performance Unit Program provides NEOs and other selected executives with incentive opportunities based on our consolidated Return on Capital Employed, or ROCE, during three-year performance periods. This program reinforces our objectives for sustained long-term performance and value creation. It also reinforces strategic planning processes and balances short- and long-term decision making.

The program measures ROCE on both an absolute and a relative basis to the results of our comparator peer group companies used for the Performance Unit Program. The three-year performance period aligns this measurement with our and our comparator peer group’s business cycles.

ROCE indicates the efficiency and profitability of our capital investments and is determined based on the ratio of earnings divided by average capital employed. The calculation is as follows:

ROCE	=	Net income + after-tax interest expense
Stockholders’ equity (average of beginning and end of period) + Debt
(average of beginning and end of period)

The comparator peer group used for the Performance Unit Program is comprised of oilfield equipment and service companies and domestic and international exploration and production companies. This comparator peer group is used for the Performance Unit Program because these companies represent the timing, cyclicality, and volatility of the oil and natural gas industry and provide an appropriate industry group to measure our relative performance against.

The comparator peer group for the 2013 cycle Performance Unit Program remains unchanged from the comparator peer group used for the 2012 cycle Performance Unit Program and consists of the following companies:

•	Anadarko Petroleum Corporation

•	Apache Corporation

•	Baker Hughes Incorporated

•	Cameron International Corporation

•	Chesapeake Energy Corporation

•	Devon Energy Corporation

•	Hess Corporation

•	Marathon Oil Corporation
•	Murphy Oil Corporation

•	Nabors Industries Ltd.

•	National Oilwell Varco, Inc.

•	Schlumberger Ltd.

•	Transocean Ltd.

•	Weatherford International, Ltd.

•	The Williams Companies, Inc.

The program allows for rewards to be paid in cash, stock, or a combination of cash and stock. Over the past ten years, the program has achieved maximum performance levels six times, between maximum and target three times, and below target one time.

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2011 Cycle Performance Unit Program Payout for NEOs

The 2011 cycle of the Performance Unit Program ended on December 31, 2013. Both the absolute and relative performance measures established at the beginning of the cycle were approved by the Committee. The 2011 cycle required a three-year average ROCE above 13% to achieve the Maximum level on an absolute basis, and a three-year average ROCE above the 75th percentile of the ROCE for our comparator peer group to achieve the Maximum level on a relative basis. The three-year average ROCE for our comparator peer group at the 75th percentile was 10.01%. Our three-year average ROCE for the 2011 cycle was 15.25%. Because our results for this cycle were in excess of the Maximum levels on both an absolute basis and relative to our comparator peer group, the NEOs received payments in 2014 as set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and in the related narrative following the table.

2013 Cycle Performance Unit Program Opportunities for NEOs

Individual incentive opportunities are established based on market references and the NEO’s role within the organization. The Threshold, Target, and Maximum columns under the heading Estimated Future Payouts Under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards in Fiscal 2013 table indicate the potential payout for each NEO under the Performance Unit Program for the 2013 cycle. The potential payouts are performance driven and completely at risk. Actual payout amounts, if any, will not be determined until the three year cycle closes on December 31, 2015.

Supplemental Executive Retirement Plan

The objective of the Supplemental Executive Retirement Plan, or SERP, is to provide a competitive level of pay replacement upon retirement. The current pay replacement target is 75% of final base salary at age 65 with 25 years of service.

The material factors and guidelines considered in making an allocation include:

•	Retirement benefits provided, both qualified and nonqualified;

•	Current compensation;

•	Length of service; and

•	Years of service to normal retirement.

The calculation takes into account the following variables:

•	Base salary;

•	Years of service;

•	Age;

•	Employer portion of qualified plan savings;

•	Age 65 value of any defined benefit plan; and

•	Existing nonqualified plan balances and any other retirement plans.

Several assumptions are made annually and include a base salary increase percentage, qualified and nonqualified plan contributions and investment earnings, and an annuity rate. These factors are reviewed and approved annually by the Committee in advance of calculating any awards.

To determine the annual benefit, external actuaries calculate the total lump sum retirement benefit needed at age 65 from all company retirement sources to produce an annual retirement benefit of 75% of final base salary. Company retirement sources include any qualified benefit plans and contributions to nonqualified benefit plans. If the combination of these two sources does not yield a total retirement balance that will meet the 75% objective, then contributions may be made annually through the SERP to bring the total benefit up to the targeted level.

To illustrate, assume $10 million is needed at age 65 to produce an annual retirement benefit equal to 75% of final base salary. The participant is projected to have $3 million in his qualified benefit plans at retirement and $4 million in his nonqualified retirement plans at retirement. Since the total of these two sources is $7 million, a shortfall of $3 million results. This is the amount needed to achieve the 75% pay replacement objective. Such shortfall may be offset through annual contributions to the SERP.

Participation in the SERP is limited to the direct reports of the CEO and other selected executives as recommended by the CEO and approved at the discretion of the Committee. However, participation one year does not guarantee future participation. In 2013, the Committee authorized retirement allocations under the SERP to all NEOs as listed in the 2013 Nonqualified Deferred Compensation table and as included in the All Other Compensation column in the Summary Compensation Table. The average annual amounts allocated over the history of participation are as follows: Mr. Lesar: $303,600; Mr. McCollum: $154,455; Mr. Brown: $419,333; Mr. Miller: $334,000; and Mr. Rainey: $343,750.

Messrs. Lesar, Brown, and Rainey are fully vested in their respective account balances. Balances earn interest at an annual rate of 5%. In 2009, the Committee approved a change to the vesting schedule of the SERP for awards made in 2009 and in future years. The new vesting schedule requires participants to be at least 55 years of age with 10 years of service with us or meet the Rule of 70 (age plus years of service equal 70 or more). This change was made to increase the retentive value of the plan. Messrs. McCollum and Miller do not meet the vesting requirements for awards made in 2009 and subsequent years.

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Other Executive Benefits and Policies

Retirement and Savings Plan

All NEOs participate in the Halliburton Retirement and Savings Plan, which is the defined contribution benefit plan available to all eligible U.S. employees. The matching contributions amounts we contributed on behalf of each NEO are included in the Supplemental Table: All Other Compensation.

Elective Deferral Plan

All NEOs may participate in the Halliburton Elective Deferral Plan, which was established to provide highly compensated employees with an opportunity to defer earned base salary and incentive compensation in order to help meet retirement and other future income needs.

The Elective Deferral Plan is a nonqualified deferred compensation plan and participation is completely voluntary. Pre-tax deferrals of up to 75% of base salary and/or eligible incentive compensation are allowed each calendar year. Gains or losses are credited based upon the participant’s election from among 12 benchmark investment choices with varying degrees of risk.

In 2013, none of our NEOs participated in this plan. Messrs. Lesar, Brown, and Rainey have account balances from participation in prior years. Messrs. McCollum and Miller are not participants in the plan. Further details can be found in the 2013 Nonqualified Deferred Compensation table.

Benefit Restoration Plan

The Halliburton Company Benefit Restoration Plan provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in other plans we sponsor. It also serves to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code.

In 2013, all NEOs received awards under this plan in the amounts included in the Supplemental Table: All Other Compensation and the 2013 Nonqualified Deferred Compensation table.

Perquisites

Country club memberships are limited and provided on an as-needed basis for business purposes only. Messrs. Brown and Rainey had club memberships in 2013.

We do not provide cars to our NEOs. However, for security purposes and to allow for the efficient use of Mr. Lesar’s time, a company-leased car and part-time driver are provided for Mr. Lesar for the primary purpose of commuting to and from work.

A taxable benefit for executive financial planning is provided with the amount dependent on the NEO’s level within the company. This benefit does not include tax return preparation. It is paid, only if used, on a reimbursable basis.

We also provided for security at the personal residences of Messrs. Lesar, McCollum, and Miller during 2013.

At the direction of the Board, Mr. Lesar, his spouse, and children use company aircraft for all travel. The only personal use of the company aircraft in 2013 for other NEOs is for spousal and dependent travel on select business trips.

Mr. Rainey is an expatriate under our long-term expatriate business practice and as such receives certain assignment allowances including a goods and services differential and host country housing and utilities.

A differential is commonly paid to expatriates in assignment locations where the cost of goods and services is greater than the cost for the same goods and services in the expatriate’s home country. Differentials are determined by ORC Worldwide, a third-party consultant. As part of his expatriate assignment, Mr. Rainey also participates in our tax equalization program, which neutralizes the tax effect of the international assignment and approximates the tax obligation the expatriate would pay in his home country.

Specific amounts for the above mentioned perquisites are detailed for each NEO in the Supplemental Table: All Other Compensation immediately following the Summary Compensation Table.

Clawback Policy

We have a clawback policy under which we will seek to recoup incentive compensation in all appropriate cases paid to, awarded to, or credited for the benefit of any of our executive officers, which include all the NEOs, if and to the extent that:

•	The amount of incentive compensation was calculated on the achievement of financial results that were subsequently reduced due to a restatement of our financial results;

•	The officer engaged in fraudulent conduct that caused the need for the restatement; and

•	The amount of incentive compensation that would have been awarded or paid to the officer, had our financial results been properly reported, would have been lower than the amount actually paid or awarded.

Any such officer who receives incentive compensation based on the achievement of financial results that are subsequently the subject of a restatement will not be subject to recoupment unless the officer personally participates in the fraudulent conduct.

In addition, in January 2013 we amended the policy to provide that we will seek to recoup incentive compensation in all appropriate cases paid to, awarded to, or credited for the benefit of any of our executive officers, which include all the NEOs, and certain other senior officers if and to the extent that:

•	It is determined that, in connection with the performance of that officer’s duties, he or she substantially participated in a breach of

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a fiduciary duty arising from a material violation of a U.S. federal or state law, or both (A) had direct supervisory responsibility over an employee who substantially participated in such a violation and (B) recklessly disregarded his or her own supervisory responsibilities; or

•	the officer is named as a defendant in a law enforcement proceeding for having substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, the officer disagrees with the allegations relating to the proceeding and either (A) we initiate a review and determine that the alleged action is not indemnifiable or (B) the officer does not prevail at trial, enters into a plea arrangement, agrees to the entry of a final administrative or judicial order imposing sanctions, or otherwise admits to the violation in a legal proceeding.

Depending on the officer and the circumstances described in the immediately preceding paragraph, the disinterested members of the Board, the disinterested members of the Compensation Committee, the disinterested members of the Nominating and Corporate Governance Committee and/or the members of a management committee may be involved in the process of reviewing, considering and making determinations regarding the officer’s alleged conduct, whether recoupment is appropriate or required, and the type and amount of incentive compensation to be recouped from the officer.

The policy also provides that, to the extent permitted by applicable law and not previously disclosed in a filing with the SEC, we will disclose in our proxy statement the circumstances of any recoupment arising under the policy or that there has not been any recoupment pursuant to the policy for the prior calendar year. There was no recoupment under the policy in 2013.

Stock Ownership Requirements

We have stock ownership requirements for our executive officers, which include all the NEOs, to further align their interests with our stockholders.

As a result, Mr. Lesar is required to own Halliburton common stock in an amount equal to or in excess of six times his annual base salary. Executive officers that report directly to Mr. Lesar are required to own an amount of Halliburton common stock equal to or in excess of three times their annual base salary, and all other executive officers are required to own an amount of Halliburton common stock equal to or in excess of two times their annual base salary. The Committee reviews their holdings, which include restricted shares and all other Halliburton common stock owned by the officer, at each December meeting. Each executive officer has five years to meet the requirements, measured from the later of September 12, 2011 or the date the officer first becomes subject to the ownership level for the applicable office.

As of December 31, 2013, all NEOs met the requirements.

Elements of Post-Termination Compensation and Benefits

Termination events that trigger payments and benefits include normal or early retirement, change-in-control, cause, death, disability, and voluntary termination. Post-termination payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short- and long-term incentive plans, nonqualified account balances, and health benefits, among others. The Post-Termination or Change-In Control Payment table in this proxy statement indicates the impact of various termination events on each element of compensation for the NEOs.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the CEO or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this limit if certain requirements are met.

Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing executive compensation programs, we consider all relevant factors, including tax deductibility of compensation. Accordingly, we have attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with our executive compensation objectives; however, we may from time to time pay compensation to our executives that may not be fully deductible.

Our Stock and Incentive Plan enables qualification of stock options, stock appreciation rights, and performance share awards as well as short- and long-term cash performance plans under Section 162(m).

To the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, we will make retroactive adjustments to any cash or equity-based incentive compensation paid to the CEO and CFO where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement. When and where applicable, we will seek to recover any amount determined to have been inappropriately received by the CEO and CFO.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with Company management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James R. Boyd
Milton Carroll
Murry S. Gerber
Robert A. Malone
Debra L. Reed

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SUMMARY COMPENSATION TABLE

The following tables set forth information regarding the CEO, CFO, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and NQDC Earnings ($)	All Other Compensation ($)	Total ($)
David J. Lesar	2013	1,630,000	0	4,793,714	2,381,533	10,180,804	155,196	1,723,967	20,865,214
Chairman of the Board,	2012	1,530,000	0	5,055,150	2,602,894	6,400,000	256,922	1,606,845	17,451,811
President and Chief Executive Officer	2011	1,430,000	0	3,912,700	1,719,828	7,182,000	189,120	1,443,970	15,877,618
Mark A. McCollum	2013	732,000	0	1,230,066	611,358	2,679,877	22,366	470,366	5,746,033
Executive Vice	2012	661,000	0	1,068,650	549,486	2,021,600	35,746	405,052	4,741,534
President and Chief Financial Officer	2011	652,000	0	917,706	402,384	2,233,400	21,526	423,148	4,650,164
James S. Brown	2013	788,000	0	1,579,344	785,785	2,743,666	57,834	992,489	6,947,118
President – Western	2012	633,000	0	1,376,850	708,974	2,274,400	81,363	725,457	5,800,044
Hemisphere	2011	629,000	0	6,205,842	529,644	2,100,550	29,312	709,566	10,203,914
Jeffrey A. Miller	2013	800,000	0	1,933,684	961,939	1,565,460	3,406	676,731	5,941,220
Executive Vice	2012	425,000	0	3,997,150	1,109,917	692,437	1,126	378,556	6,604,186
President and Chief Operating Officer
Joe D. Rainey	2013	788,000	0	1,579,344	785,785	2,730,866	78,858	1,995,925	7,958,778
President – Eastern	2012	550,000	0	1,376,850	708,974	490,000	83,757	642,677	3,852,258
Hemisphere	2011	450,000	0	2,984,323	529,644	1,008,750	51,693	800,818	5,825,228

Salary. The amounts represented in the Salary column are attributable to annual salary earned by each NEO. Information related to salary increases in 2013 is discussed in the Compensation Discussion and Analysis under Base Salary.

Stock Awards. The amounts in the Stock Awards column reflect the grant date fair value of the restricted stock awarded in 2013. Except where there is a distinction to make between the two types of awards, this proxy statement refers to both restricted stock and restricted stock units as “restricted stock.” ASC 718 requires the reporting of the aggregate grant date fair value of stock awards granted to the NEO during the fiscal year. We calculate the fair value of restricted stock awards by multiplying the number of restricted shares or units granted by the closing stock price as of the award’s grant date.

Option Awards. The amounts in the Option Awards column reflect the grant date fair value of the stock options awarded in 2013. ASC 718 requires the reporting of the aggregate grant date fair value of stock options granted to the NEO during the fiscal year. The fair value of stock options is estimated using the Black-Scholes option pricing model. For a discussion of the assumptions made in these valuations, refer to Note 11 to the Consolidated Financial Statements, Stock-based Compensation, in the Halliburton Company Form 10-K for the fiscal year ended December 31, 2013.

Non-Equity Incentive Plan Compensation. The amounts represented in the Non-Equity Incentive Plan Compensation column are for amounts earned in 2013 and paid in 2014 for the Halliburton Annual Performance Pay Plan and the 2011 cycle Performance Unit Program.

Information about these programs can be found in the Compensation Discussion and Analysis under Short-term (Annual) Incentives for the Halliburton Annual Performance Pay Plan and under Long-term Incentives—Performance Units for the Performance Unit Program.

The Threshold, Target, and Maximum amounts for the 2013 Halliburton Annual Performance Pay Plan and the 2013 cycle of the Performance Unit Program can be found in the Grants of Plan-Based Awards in Fiscal 2013 table under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

The 2013 Halliburton Annual Performance Pay Plan amounts paid to each NEO are: $3,523,734 for Mr. Lesar; $949,477 for Mr. McCollum; $1,135,666 for Mr. Brown; $1,152,960 for Mr. Miller; and $1,135,666 for Mr. Rainey.

The 2011 cycle Performance Unit Program amounts paid to each NEO are: $6,657,070 for Mr. Lesar; $1,730,400 for Mr. McCollum; $1,608,000 for Mr. Brown; $412,500 for Mr. Miller; and $1,595,200 for Mr. Rainey.

The amounts paid to the NEOs for the 2011 cycle Performance Unit Program differ from what is shown in the Grants of Plan-Based Awards in Fiscal Year 2013 table under Estimated Future Payments Under Non-Equity Incentive Plan Awards. The Grants of Plan-Based Awards in Fiscal Year 2013 table indicates the potential award amounts for Threshold, Target, and Maximum under the 2013 cycle Performance Unit Program, which will close on December 31, 2015. The Summary Compensation Table shows amounts paid for the 2011 cycle Performance Unit Program, which closed on December 31, 2013.

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Change in Pension Value and NQDC Earnings. The amounts in the Change in Pension Value and NQDC Earnings column are attributable to the above-market earnings for various nonqualified plans. The methodology for determining what constitutes above-market earnings is the difference between the interest rate as stated in the applicable nonqualified plan document and the Internal Revenue Service Long-Term 120% AFR rate as of December 31, 2013. The 120% AFR rate used for determining above-market earnings in 2013 was 3.99%.

Halliburton Company Supplemental Executive Retirement Plan Above-Market Earnings. The current interest rate for participant accounts in the Halliburton Company Supplemental Executive Retirement Plan is 5% as defined by the plan document. The above-market earnings for the plan equaled 1.01% (5% (plan interest) minus 3.99% (120% AFR rate)) for 2013. The amounts shown in this column differ from the amounts shown for the Halliburton Company Supplemental Executive Retirement Plan in the 2013 Nonqualified Deferred Compensation table under the Aggregate Earnings in Last Fiscal Year column because that table includes all earnings and losses, and the Summary Compensation Table shows above-market earnings only.

NEOs earned above-market earnings for their balances associated with the Halliburton Company Supplemental Executive Retirement Plan as follows: $78,988 for Mr. Lesar; $17,100 for Mr. McCollum; $20,898 for Mr. Brown; $2,330 for Mr. Miller; and $8,564 for Mr. Rainey.

Halliburton Company Benefit Restoration Plan Above-Market Earnings. In accordance with the plan document, participants earn monthly interest at the 120% AFR rate, provided the interest rate shall be no less than 6% per annum or greater than 10% per annum. Because the 120% AFR rate was below the 6% minimum interest threshold, the above-market earnings associated with this plan were 2.01% (6% (plan interest earned in 2013) minus 3.99% (120% AFR rate)) for 2013. The amounts shown in this column differ from the amounts shown for the Halliburton Company Benefit Restoration Plan in the 2013 Nonqualified Deferred Compensation table under the Aggregate Earnings in Last Fiscal Year column because that table includes all earnings and losses, and the Summary Compensation Table shows above-market earnings only.

NEOs earned above-market earnings for their balances associated with the Halliburton Company Benefit Restoration Plan as follows: $51,625 for Mr. Lesar; $5,266 for Mr. McCollum; $4,478 for Mr. Brown; $1,076 for Mr. Miller; and $2,412 for Mr. Rainey.

Halliburton Company Elective Deferral Plan Above-Market Earnings. The average earnings for the balances associated with the Halliburton Company Elective Deferral Plan were 8.4% for 2013. The above-market earnings associated with this plan equaled 4.41% (8.4% minus 3.99% (120% AFR rate)) for 2013. The amounts shown in this column differ from the amounts shown for the Halliburton Company Elective Deferral Plan in the 2013 Nonqualified Deferred Compensation table under the Aggregate Earnings in Last Fiscal Year column because that table includes all earnings and losses and the Summary Compensation Table shows above-market earnings only.

Messrs. Lesar, Brown, and Rainey earned above-market earnings for balances associated with the Halliburton Company Elective Deferral Plan as follows: $24,583 for Mr. Lesar; $32,458 for Mr. Brown; and $67,882 for Mr. Rainey. Messrs. McCollum and Miller are not participants in and do not have any prior balances in the Halliburton Company Elective Deferral Plan.

All Other Compensation. Detailed information for amounts included in the All Other Compensation column can be found in the Supplemental Table: All Other Compensation below.

Supplemental Table: All Other Compensation

The following table details the components of the All Other Compensation column of the Summary Compensation Table for 2013.

Name	Financial Planning ($)	Halliburton Foundation ($)	Halliburton Giving Choices ($)	HALPAC ($)	Restricted Stock Dividends ($)	HRSP Employer Match ($)	HRSP Basic Contribution ($)	Benefit Restoration Plan ($)	SERP ($)	All Other ($)	Total ($)
David J. Lesar	25,130	100,000	1,000	5,000	218,142	12,750	10,200	123,750	580,000	647,995	1,723,967
Mark A. McCollum	0	40,000	1,000	5,000	49,755	12,620	10,200	42,930	251,000	57,861	470,366
James S. Brown	11,665	0	750	4,935	191,730	12,750	10,200	47,970	604,000	108,489	992,489
Jeffrey A. Miller	0	30,500	425	5,000	109,434	12,750	10,200	49,050	434,000	25,372	676,731
Joe D. Rainey	10,275	0	600	5,000	0	9,850	10,200	47,970	553,000	1,359,030	1,995,925

Financial Planning. This program allows NEOs to receive financial planning services by accredited financial planners. Tax planning is not covered under this program. The amount is based on the services the NEO received in 2013. If they do not utilize the program, the amount is forfeited.

Halliburton Foundation. The Halliburton Foundation allows NEOs and other employees to donate to approved universities, medical hospitals, and primary schools of their choice. In 2013, the Halliburton Foundation matched donations up to $20,000 on a two-for-one basis. Mr. Lesar participates in the Halliburton Foundation’s matching program for Directors, which allowed his 2013 contributions up to $50,000 to qualified organizations to be matched on a two-for-one basis.

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Halliburton Giving Choices. The Halliburton Giving Choices Program allows NEOs and other employees to donate to approved not-for-profit charities of their choice. We match donations by contributing ten cents for every dollar contributed by employees up to a maximum of $1,000. The amounts shown represent the match amounts the program donated to charities on behalf of the NEOs in 2013.

Halliburton Political Action Committee. The Halliburton Political Action Committee, or HALPAC, allows NEOs and other eligible employees to donate to political candidates and participate in the political process. We match the NEO’s donation to HALPAC dollar-for-dollar to a 501(c)(3) status nonprofit organization of the contributor’s choice. The amounts shown represent the match amounts the program donated to charities on behalf of the NEOs in 2013.

Restricted Stock Dividends. This is the amount of dividends paid on restricted stock held by NEOs in 2013. Restricted stock units do not receive dividend payments.

Halliburton Retirement and Savings Plan Employer Match. The amount shown is the contribution we made on behalf of each NEO to the Halliburton Company Retirement and Savings Plan, our defined contribution plan. We match employee contributions up to 5% of each employee’s eligible base salary, up to the 401(a)(17) compensation limit of $255,000 in 2013.

Halliburton Retirement and Savings Plan Basic Contribution. This is the contribution we made on behalf of each NEO to the Halliburton Company Retirement and Savings Plan. If actively employed on December 31, 2013, each employee receives a contribution equal to 4% of their eligible base pay, up to the 401(a)(17) compensation limit of $255,000 in 2013.

Halliburton Company Benefit Restoration Plan. This is the award earned under the Halliburton Company Benefit Restoration Plan in 2013. The plan provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations on contributions imposed under the Internal Revenue Code or due to participation in other plans we sponsor and to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code. Associated interest, awards, and beginning and ending balances for the Halliburton Company Benefit Restoration Plan are included in the 2013 Nonqualified Deferred Compensation table. Above-market interest earned on these awards and associated balances are shown in the Summary Compensation Table under the Change in Pension Value and NQDC Earnings column.

Halliburton Company Supplemental Executive Retirement Plan. These are awards approved under the Halliburton Company Supplemental Executive Retirement Plan as discussed in the Supplemental Executive Retirement Plan section of the Compensation Discussion and Analysis. Awards are approved by our Compensation Committee annually. The SERP provides a competitive level of pay replacement for key executives upon retirement. Associated interest, awards, and beginning and ending balances for the SERP are included in the 2013 Nonqualified Deferred Compensation table.

All Other.

•	Country Club Membership Dues. Club memberships are approved for business purposes only. During 2013, we paid club membership dues for Messrs. Brown and Rainey. The amounts incurred were $27,705 for Mr. Brown and $680 and for Rainey.

•	Aircraft Usage. Mr. Lesar, his spouse, and children use our aircraft for all travel for security reasons as directed by the Board. The only personal use of company aircraft in 2013 for other NEOs was for spousal and dependent travel on select business trips. For 2013, the incremental cost to us for this personal use of our aircraft was as follows: $463,329 for Mr. Lesar; $36,283 for Mr. McCollum; $47,893 for Mr. Brown; and $11,248 for Mr. Miller. For total compensation purposes in 2013, we valued the incremental cost of the personal use of aircraft using a method that takes into account: landing, parking, hanger, flight planning services, and dead-head costs; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; any customs, foreign permit, and similar fees; and passenger ground transportation. For tax purposes, we impute income to the NEO for the value of the spousal and dependent travel on select business trips and reimburse the NEO for the tax impact of the imputed income. For 2013, tax reimbursements for imputed income associated with this spousal and dependent travel were as follows: $93,160 for Mr. Lesar; $20,542 for Mr. McCollum; $32,891 for Mr. Brown; $13,137 for Mr. Miller; and $5,026 for Mr. Rainey.

•	Home Security. We provide security for residences based on risk assessments which consider the NEO’s position. In 2013, home security costs were as follows: $68,041 for Mr. Lesar; $1,036 for Mr. McCollum; and $987 for Mr. Miller.

•	Car/Driver. A car and driver have been assigned to Mr. Lesar so that he can work while in transit to allow him to meet customer and our needs. In 2013, the cost to us was $18,532.

•	Other Compensation for Mr. Lesar. In 2013, Mr. Lesar received $2,894 in imputed income for relocation and $2,039 for tax equalization.

•	Other Compensation for Mr. Rainey. In 2013, Mr. Rainey received $36,741 for cost of living adjustment; $78,800 mobility premium; $1,108,641 for tax equalization; $500 for tax preparation fees; $117,499 for imputed housing allowance; and $11,143 for auto imputed allowance. All compensation amounts are associated with his expatriate assignment and other expatriates on comparable assignments receive similar types of adjustments.

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GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

The following table represents amounts associated with the 2013 cycle Performance Unit Program, the 2013 Annual Performance Pay Plan, and restricted stock and stock option awards granted in 2013 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other	All Other Option Awards:		Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Stock Awards: Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Fair Value of Stock and Option Awards ($)
David J. Lesar		2,399,805	4,799,610	9,599,220	(1)
		978,000	2,445,000	4,890,000	(2)
	12/04/2013					94,700			4,793,714
	12/04/2013						137,900	50.62	2,381,533
Mark A. McCollum		507,276	1,014,552	2,029,104	(1)
		263,520	658,800	1,317,600	(2)
	12/04/2013					24,300			1,230,066
	12/04/2013						35,400	50.62	611,358
James S. Brown		653,914	1,307,828	2,615,656	(1)
		315,200	788,000	1,576,000	(2)
	12/04/2013					31,200			1,579,344
	12/04/2013						45,500	50.62	785,785
Jeffrey A. Miller		887,487	1,774,974	3,549,948	(1)
		320,000	800,000	1,600,000	(2)
	12/04/2013					38,200			1,933,684
	12/04/2013						55,700	50.62	961,939
Joe D. Rainey		653,914	1,307,828	2,615,656	(1)
		315,200	788,000	1,576,000	(2)
	12/04/2013					31,200			1,579,344
	12/04/2013						45,500	50.62	785,785
(1)	Opportunity levels under the 2013 cycle of the Performance Unit Program.
(2)	Opportunity levels under the 2013 Halliburton Annual Performance Pay Plan.

As indicated by footnote (1), the opportunities for each NEO under the 2013 cycle Performance Unit Program if the Threshold, Target or Maximum levels are achieved are reflected under Estimated Future Payouts Under Non-Equity Incentive Plan Awards. This program measures our consolidated Return on Capital Employed as compared to our internal goals as well as relative to our comparator peer group utilized for the program during three-year cycles. The potential payouts are performance driven and completely at risk. For more information on the 2013 cycle Performance Unit Program, refer to Long-term Incentives in the Compensation Discussion and Analysis.

As indicated by footnote (2), the opportunities for each NEO under the 2013 Halliburton Annual Performance Pay Plan are also reflected under Estimated Future Payouts Under Non-Equity Incentive Plan Awards. This plan measures company Cash Value Added as compared to our pre-established goals during a one-year period. The potential payouts are performance driven and completely at risk. For more information on the 2013 Halliburton Annual Performance Pay Program, refer to Short-term (Annual) Incentives in the Compensation Discussion and Analysis.

All restricted stock and nonqualified stock option awards are granted under the Stock and Incentive Plan. The awards listed under All Other Stock Awards: Number of Shares of Stock or Units and under All Other Option Awards: Number of Securities Underlying Options were awarded to each NEO on the date indicated by the Compensation Committee. The annual restricted stock grants awarded to the NEOs in 2013 are subject to a graded vesting schedule of 20% per year over five years. This vesting schedule serves to motivate our NEOs to remain employed with us. All restricted shares are priced at fair market value on the date of grant. Quarterly dividends are paid on the restricted shares at the same time and rate payable on our common stock, which was $0.125 per share during the first three quarters of 2013 and $0.15 per share in the fourth quarter of 2013. Quarterly dividends are not paid on restricted stock units. The shares may not be sold, transferred or used as collateral until fully vested. The shares remain subject to forfeiture during the restricted period in the event of a NEO’s termination of employment or an unapproved early retirement.

Nonqualified stock options granted in 2013 vest over a three-year graded vesting period with 33 1/3% of the grants vesting each year. All options are priced at the fair market value on the date of grant using the Black-Scholes options pricing model. There are no voting or dividend rights unless the NEO exercises the options and acquires the shares.

The Estimated Future Payouts Under Equity Incentive Plan Awards columns have been omitted because awards under the Performance Unit Program and Halliburton Annual Performance Pay Plan are expected to be paid in cash and are disclosed under Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2013

The following table represents outstanding stock option and restricted stock awards for our NEOs as of December 31, 2013.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Not Vested (#)	Market Value of Shares or Units of Stock Not Vested ($)
David J. Lesar(1)	12/07/2005	80,000	0	32.39	12/07/2015
	12/06/2006	198,699	0	33.17	12/06/2016	25,313	1,284,635
	12/05/2007	110,700	0	36.90	12/05/2017
	12/01/2009	128,400	0	29.35	12/01/2019	21,000	1,065,750
	12/01/2010	108,000	0	39.19	12/01/2020	38,520	1,954,890
	12/06/2011	94,601	47,299	35.57	12/06/2021	66,000	3,349,500
	12/05/2012	69,634	139,266	33.50	12/05/2022	120,720	6,126,540
	12/04/2013	0	137,900	50.62	12/04/2023	94,700	4,806,025
TOTAL		790,034	324,465			366,253	18,587,340
Mark A. McCollum(2)	12/06/2006	0	0			3,900	197,925
	12/05/2007	12,000	0	36.90	12/05/2017
	02/13/2008	11,500	0	35.67	02/13/2018
	12/01/2009	40,600	0	29.35	12/01/2019	6,640	336,980
	12/01/2010	28,100	0	39.19	12/01/2020	10,000	507,500
	12/06/2011	22,134	11,066	35.57	12/06/2021	15,480	785,610
	12/05/2012	14,701	29,399	33.50	12/05/2022	25,520	1,295,140
	12/04/2013	0	35,400	50.62	12/04/2023	24,300	1,233,225
TOTAL		129,035	75,865			85,840	4,356,380
James S. Brown(3)	01/06/2006	6,000	0	33.03	01/06/2016
	01/03/2007	13,400	0	29.87	01/03/2017	5,200	263,900
	02/13/2008	10,000	0	35.67	02/13/2018
	12/02/2008					97,276	4,936,757
	12/01/2009	45,600	0	29.35	12/01/2019	7,460	378,595
	12/01/2010	26,100	0	39.19	12/01/2020	9,320	472,990
	05/18/2011					106,474	5,403,556
	12/06/2011	29,134	14,566	35.57	12/06/2021	20,340	1,032,255
	12/05/2012	18,967	37,933	33.50	12/05/2022	32,880	1,668,660
	12/04/2013	0	45,500	50.62	12/04/2023	31,200	1,583,400
TOTAL		149,201	97,999			310,150	15,740,113
Jeffrey A. Miller(4)	01/03/2007					1,200	60,900
	01/02/2009					1,420	72,065
	01/01/2010	10,800	0	30.09	01/01/2020	7,600	385,700
	01/01/2011	5,534	2,766	40.83	01/01/2021	7,500	380,625
	09/27/2011					50,000	2,537,500
	01/03/2012	3,834	7,666	34.15	01/03/2022	7,200	365,400
	09/19/2012					50,000	2,537,500
	12/05/2012	25,734	51,466	33.50	12/05/2022	44,640	2,226,548
	12/04/2013	0	55,700	50.62	12/04/2023	38,200	1,938,650
TOTAL		45,902	117,598			207,760	10,543,820
Joe D. Rainey(5)	01/03/2007					1,200	60,900
	01/01/2010					7,600	385,700
	12/01/2010					9,240	468,930
	12/06/2011	0	14,566	35.57	12/06/2021	20,340	1,032,255
	12/06/2011					50,000	2,537,500
	12/05/2012	0	37,933	33.50	12/05/2022	32,880	1,668,660
	12/04/2013	0	45,500	50.62	12/04/2023	31,200	1,583,400
TOTAL		0	97,999			152,460	7,737,345

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(1)	Mr. Lesar’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the December 6, 2006 award, which vests in equal amounts over ten years.

(2)	Mr. McCollum’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the December 6, 2006 award, which vests in equal amounts over ten years.

(3)	Mr. Brown’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the January 3, 2007 award, which vests in equal amounts over ten years, the December 2, 2008 restricted stock, which begins vesting on the sixth anniversary of the award, at which time it vests 20% annually through year ten, and the May 18, 2011 restricted stock award, which vests 100% on May 30, 2016.

(4)	Mr. Miller’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the January 3, 2007 award, which vests in equal amounts over ten years, and the September 27, 2011, and September 19, 2012 awards, which vest 100% on the fifth anniversary of the grant.

(5)	Mr. Rainey’s stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant’s five-year vesting schedule, except for the December 6, 2011 restricted stock award of 50,000 shares, which vest 100% on the fifth anniversary of the grant.

The nonqualified stock option awards listed under Option Awards include outstanding awards, exercisable and unexercisable, as of December 31, 2013.

The restricted stock awards under Stock Awards are the number of shares not vested as of December 31, 2013. The market value shown was determined by multiplying the number of unvested restricted shares at year end by the closing price of our common stock on the NYSE of $50.75 on December 31, 2013.

The Equity Incentive Plan Awards columns are omitted as we do not utilize this type of award at this time.

The narratives under the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2013 table contain additional information on stock option and restricted stock awards.

2013 OPTION EXERCISES AND STOCK VESTED

The following table represents stock options exercised and restricted shares that vested during fiscal year 2013 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David J. Lesar	337,716	6,026,991	151,483	7,709,023
Mark A. McCollum	20,400	347,474	36,280	1,852,583
James S. Brown	16,566	456,890	108,858	5,398,842
Jeffrey A. Miller	13,800	277,439	51,780	2,292,483
Joe D. Rainey	117,532	2,055,955	27,270	1,315,830

The value realized for vested restricted stock awards was determined by multiplying the fair market value of the shares (closing price of our common stock on the NYSE on the vesting date) by the number of shares that vested. Shares vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares that vested for each NEO in 2013.

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2013 NONQUALIFIED DEFERRED COMPENSATION

The 2013 Nonqualified Deferred Compensation table reflects balances in our nonqualified plans as of January 1, 2013, contributions made by the NEO and us during 2013, any earnings (the net of the gains and losses on funds, as applicable), and the ending balance as of December 31, 2013. The plans are described in the Compensation Discussion and Analysis or the narratives to the Summary Compensation Table, and brief summaries are provided below.

Name	Plan	01/01/13 Balance ($)	Executive Contributions In Last Fiscal Year ($)	Registrant Contributions In Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance At Last Fiscal Year End ($)
David J. Lesar	SERP	7,833,118	0	580,000	391,529	0	8,804,647
	Benefit Restoration	2,571,826	0	123,750	154,241	0	2,849,817
	Elective Deferral	1,067,769	0	0	67,155	0	1,134,924
	TOTAL	11,472,713	0	703,750	612,925	0	12,789,388
Mark A. McCollum	SERP	1,697,232	0	251,000	84,820	0	2,033,052
	Benefit Restoration	262,920	0	42,930	15,756	0	321,606
	TOTAL	1,960,152	0	293,930	100,576	0	2,354,658
James S. Brown	SERP	2,076,599	0	604,000	103,755	0	2,784,354
	Benefit Restoration	223,660	0	47,970	13,402	0	285,032
	Elective Deferral	811,575	0	0	64,818	0	876,393
	TOTAL	3,111,834	0	651,970	181,975	0	3,945,779
Jeffrey A. Miller	SERP	234,000	0	434,000	11,667	0	679,667
	Benefit Restoration	53,944	0	49,050	3,229	0	106,223
	TOTAL	287,944	0	483,050	14,896	0	785,890
Joe D. Rainey	SERP	853,458	0	553,000	42,617	0	1,449,075
	Benefit Restoration	120,684	0	47,970	7,227	0	175,881
	Elective Deferral	2,144,652	0	0	153,394	(71,920)	2,226,126
	TOTAL	3,118,794	0	600,790	203,238	(71,920)	3,851,082

Halliburton Company Supplemental Executive Retirement Plan. The SERP provides a competitive level of pay replacement for key executives upon retirement. The current pay replacement target is 75% of final base salary at age 65 with 25 years of service. Several assumptions are made annually and include a base salary increase percentage, qualified and nonqualified plan contributions, qualified and nonqualified plan investment earnings, and an annuity rate.

Allocations under the SERP can be made once a year and are approved by the Compensation Committee at their discretion. The material factors and guidelines considered in making an allocation include:

•	Retirement benefits provided from our other programs, both qualified and nonqualified;

•	Current compensation;

•	Length of service; and

•	Years of service to normal retirement.

Messrs. Lesar, Brown, and Rainey are fully vested in their respective account balances. Balances earn interest at an annual rate of 5%. In 2009, the Compensation Committee approved a change to the vesting schedule of the SERP for awards made in 2009 and in future years. The new vesting schedule requires participants to be at least 55 years of age with 10 years of service with us or meet the Rule of 70 (age plus years of service equal 70 or more). This change was made to increase the retentive value of the plan. Messrs. McCollum and Miller do not meet the vesting requirements for awards made in 2009 and subsequent years.

SERP amounts shown in the Registrant Contributions in Last Fiscal Year column are included in the Summary Compensation Table under All Other Compensation.

Halliburton Company Benefit Restoration Plan. The Halliburton Company Benefit Restoration Plan provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations on contributions imposed under the Internal Revenue Code or due to participation in other plans we sponsor and to defer compensation that would otherwise be treated as excessive remuneration within the meaning of Section 162(m) of the Internal Revenue Code. Awards are made annually to those who meet these criteria and earned interest at an annual rate as defined by the plan document. Awards and corresponding interest balances are 100% vested and distributed upon separation.

In accordance with the plan document, participants earn monthly interest at the 120% AFR rate, provided the interest rate shall be no less than 6% per annum or greater than 10% per annum. Because the 120% AFR rate was below the 6% minimum interest threshold, plan participants earned interest at an annual rate of 6% in 2013.

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Benefit Restoration amounts shown in the Registrant Contributions in Last Fiscal Year column are included in the Summary Compensation Table under All Other Compensation.

Halliburton Company Elective Deferral Plan. The Halliburton Company Elective Deferral Plan allows participants to save for retirement utilizing eligible pre-tax base and/or eligible incentive compensation. Participants may elect to defer up to 75% of their annual base salary and up to 75% of their incentive compensation into the plan. Deferral elections must be made on an annual basis, including the type and timing of distribution. Plan earnings are based on the NEO’s choice of up to 12 investment options with varying degrees of risk, including the risk of loss. Investment options may be changed by the NEO daily. The amounts shown in the Aggregate Earnings in Last Fiscal Year column reflect the aggregate of all gains and losses on outstanding balances in 2013. Only the above-market interest is shown in the Summary Compensation Table, under Change in Pension Value and NQDC Earnings.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

Messrs. Lesar, McCollum, Brown, Miller, and Rainey have employment agreements with us. Under the terms of Mr. Lesar’s agreement, a termination for cause is a termination for (i) gross negligence or willful misconduct in the performance of his duties and responsibilities, or (ii) a conviction of a felony. In the event we terminate Mr. Lesar for any reason other than termination for cause, we are obligated to pay Mr. Lesar a severance payment equal to (i) the value of any restricted shares that are forfeited because of termination, and (ii) five times his annual base salary.

Under the terms of the agreements with Messrs. McCollum, Brown, Miller, and Rainey, the reasons for termination of employment (other than death) are defined as follows:

(i)	Retirement means either (a) retirement at or after normal retirement at age 65 (either voluntarily or under our retirement policy), or (b) voluntary termination of employment in accordance with our early retirement policy for other than a Good Reason. “Good Reason” means a termination of employment by employee because of (a) our material breach of any material provision of the employment agreement, or (b) a material reduction in employee’s rank or responsibility with us, provided that (i) employee provides written notice to us of the circumstances employee claims constitute “Good Reason” within 90 calendar days of the first to occur of such circumstances, (ii) such breach remains uncorrected for 30 calendar days following written notice, and (iii) employee’s termination occurs within 180 calendar days after the date that the circumstances employee claims constitute Good Reason first occurred.

(ii)	Permanent disability means the employee’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as reasonably determined by the Compensation Committee in good faith.

(iii)	Voluntary termination means a termination of employment in the sole discretion and at the election of the employee for other than Good Reason.

(iv)	Termination for cause means our termination of employee’s employment for Cause. “Cause” means any of the following: (a) employee’s gross negligence or willful misconduct in the performance of the duties and services required of the employee; (b) employee’s final conviction of a felony; (c) a material violation of our Code of Business Conduct; or (d) employee’s material breach of any material provision of his or her employment agreement which remains uncorrected for 30 days following our written notice of such breach to employee.

If the employment of Messrs. McCollum or Brown terminates for any reason other than death, retirement (either at age 65 or voluntarily prior to age 65), permanent disability, voluntary termination or termination for cause, the executive is entitled to each of the following:

•	At the Committee’s election, either the retention of all restricted shares following termination or a payment equal to the value of any restricted shares that are forfeited because of termination;

•	A payment equal to two years’ base salary;

•	Any unpaid amounts earned under the Annual Performance Pay Plan in prior years; and

•	Any amount payable for the year under the Annual Performance Pay Plan in which his employment is terminated, determined as if he had remained employed for the full year.

If the employment of Messrs. Miller or Rainey terminates for any reason other than death, retirement (either at age 65 or voluntarily prior to age 65), permanent disability, voluntary termination or termination for cause, the executive is entitled to each of the following:

•	A payment equal to two years’ base salary; and

•	A single lump sum cash payment equal to the value of any restricted shares that are forfeited because of termination. The payout is contingent upon compliance with a non-compete agreement and subject to vesting restrictions.

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Change-In-Control Arrangements

We do not maintain individual change-in-control agreements or provide for excise tax gross-ups on any payments associated with a change-in-control. Some of our compensation plans, however, contain change-in-control provisions, which could result in payment of specific benefits.

Under the Stock and Incentive Plan, in the event of a change-in-control, the following will occur automatically:

•	any outstanding options and stock appreciation rights shall become immediately vested and fully exercisable;

•	any restrictions on restricted stock awards shall immediately lapse;

•	all performance measures upon which an outstanding performance award is contingent are deemed achieved and the holder receives a payment equal to the maximum amount of the award he or she would have been entitled to receive, pro-rated to the effective date; and

•	any outstanding cash awards, including stock value equivalent awards, immediately vest and are paid based on the vested value of the award.

Under the Annual Performance Pay Plan:

•	in the event of a change-in-control during a plan year, a participant will be entitled to an immediate cash payment equal to the maximum dollar amount he or she would have been entitled to for the year, prorated through the date of the change-in-control; and

•	in the event of a change-in-control after the end of a plan year but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for the plan year.

Under the Performance Unit Program:

•	in the event of a change-in-control during a performance cycle, a participant will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to receive for the performance cycle, pro-rated to the date of the change-in-control; and

•	in the event of a change-in-control after the end of a performance cycle but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for that performance cycle.

Under the Employee Stock Purchase Plan, in the event of a change-in-control, unless the successor corporation assumes or substitutes new stock purchase rights:

•	the purchase date for the outstanding stock purchase rights will be accelerated to a date fixed by the Compensation Committee prior to the effective date of the change-in-control; and

•	upon such effective date, any unexercised stock purchase rights will expire and we will refund to each participant the amount of his or her payroll deductions made for purposes of the Employee Stock Purchase Plan that have not yet been used to purchase stock.

POST-TERMINATION OR CHANGE-IN-CONTROL PAYMENTS

The following tables and narratives represent the impact of certain termination events or a change-in-control on each element of compensation for NEOs as of December 31, 2013.

		Termination Event
Name	Payments	Resignation ($)	Early Retirement w/o Approval ($)	Early Retirement w/Approval ($)	Normal Retirement ($)	Term for Cause ($)	Term w/o Cause ($)	Change in Control ($)
David J. Lesar	Severance	0	0	0	0	0	8,150,000	0
	Annual Perf. Pay Plan	0	0	4,890,000	4,890,000	0	4,890,000	4,890,000
	Restricted Stock	0	0	18,587,338	18,587,338	0	18,587,338	18,587,338
	Stock Options	13,128,593	13,128,593	16,266,857	16,266,857	13,128,593	16,266,857	16,266,857
	Performance Units	0	0	8,517,607	8,517,607	0	0	8,517,607
	Nonqualified Plans	12,789,388	12,789,388	12,789,388	12,789,388	12,789,388	12,789,388	0
	Health Benefits	0	12,000	12,000	0	0	0	0
	TOTAL	25,917,981	25,929,981	61,063,190	61,051,190	25,917,981	60,683,583	48,261,802
Mark A. McCollum	Severance	0	0	0	0	0	1,464,000	0
	Annual Perf. Pay Plan	0	0	1,317,600	1,317,600	0	1,317,600	1,317,600
	Restricted Stock	0	0	4,356,380	4,356,380	0	4,356,380	4,356,380
	Stock Options	1,798,046	1,798,046	2,477,763	2,477,763	1,798,046	2,477,763	2,477,763
	Performance Units	0	0	1,921,701	1,921,701	0	0	1,921,701
	Nonqualified Plans	1,086,756	1,086,756	1,086,756	1,086,756	1,086,756	1,086,756	0
	Health Benefits	0	0	0	0	0	0	0
	TOTAL	2,884,802	2,884,802	11,160,200	11,160,200	2,884,802	10,702,499	10,073,444

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		Termination Event
Name	Payments	Resignation ($)	Early Retirement w/o Approval ($)	Early Retirement w/Approval ($)	Normal Retirement ($)	Term for Cause ($)	Term w/o Cause ($)	Change in Control ($)
James S. Brown	Severance	0	0	0	0	0	1,576,000	0
	Annual Perf. Pay Plan	0	0	1,576,000	1,576,000	0	1,576,000	1,576,000
	Restricted Stock	0	0	15,740,113	15,740,113	0	15,740,113	15,740,113
	Stock Options	2,583,933	2,583,933	3,465,304	3,465,304	2,583,933	3,465,304	3,465,304
	Performance Units	0	0	2,509,218	2,509,218	0	0	2,509,218
	Nonqualified Plans	3,945,779	3,945,779	3,945,779	3,945,779	3,945,779	3,945,779	0
	Health Benefits	0	12,000	12,000	0	0	0	0
	TOTAL	6,529,712	6,541,712	27,248,414	27,236,414	6,529,712	26,303,196	23,290,635
Jeffrey A. Miller	Severance	0	0	0	0	0	1,600,000	0
	Annual Perf. Pay Plan	0	0	1,600,000	1,600,000	0	1,600,000	1,600,000
	Restricted Stock	0	0	10,543,820	10,543,820	0	10,543,820	10,543,820
	Stock Options	785,581	785,581	1,835,305	1,835,305	785,581	1,835,305	1,835,305
	Performance Units	0	0	1,551,649	1,551,649	0	0	1,551,649
	Nonqualified Plans	106,223	106,223	106,223	106,223	106,223	106,223	0
	Health Benefits	0	0	0	0	0	0	0
	TOTAL	891,804	891,804	15,636,997	15,636,997	891,804	15,685,348	15,530,774
Joe D. Rainey	Severance	0	0	0	0	0	1,576,000	0
	Annual Perf. Pay Plan	0	0	1,576,000	1,576,000	0	1,576,000	1,576,000
	Restricted Stock	0	0	5,199,846	5,199,846	0	5,199,846	5,199,846
	Stock Options	0	0	881,371	881,371	0	881,371	881,371
	Performance Units	0	0	2,509,218	2,509,218	0	0	2,509,218
	Nonqualified Plans	3,923,002	3,923,002	3,923,002	3,923,002	3,923,002	3,923,002	0
	Health Benefits	0	12,000	12,000	0	0	0	0
	TOTAL	3,923,002	3,935,002	14,101,437	14,089,437	3,923,002	13,156,219	10,166,435

Resignation. Resignation is defined as leaving employment with us voluntarily, without having attained early or normal retirement status (see the applicable sections below for information on what constitutes these statuses). Upon resignation, the following actions will occur for a NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. No payment would be made to the NEO under the Performance Pay Plan.

•	Restricted Stock. Any restricted stock holdings would be forfeited upon the date of resignation. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Stock Options. The NEO must exercise outstanding, vested options within 30-90 days after the NEO’s resignation or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Performance Units. The NEO would not be eligible to receive payments under the Performance Unit Program.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2013 Nonqualified Deferred Compensation table. Payments from the Halliburton Company Supplemental Executive Retirement Plan and Halliburton Company Benefit Restoration Plan are paid out of an irrevocable grantor trust held at State Street Bank and Trust Company. The principal and income of the trust are treated as our assets and income for federal income tax purposes and are subject to the claims of our general creditors to the extent provided in the plan. The Halliburton Elective Deferral Plan is unfunded and we make payments from our general assets. Payments from these plans may be paid in a lump sum or in annual installments for a maximum ten year period.

•	Health Benefits. The NEO would not be eligible for the $12,000 credit to assist in paying for retiree medical costs because the NEO resigned from employment with us.

Early Retirement. A NEO becomes eligible for early retirement by either attaining age 50 or by attaining 70 points via a combination of age plus years of service. Eligibility for early retirement does not guarantee retention of stock awards (lapse of forfeiture restrictions on restricted stock and ability to exercise outstanding options for the remainder of the stated term). Early retirement eligibility is a condition that must be met before the Compensation Committee will consider retention of stock awards upon separation from employment. For example, if a NEO is eligible for early retirement but is leaving us to go to work for a competitor, then the NEO’s stock awards would not be considered for retention.

Early Retirement (Without Approval). The following actions will occur for a NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. No payment would be made to the NEO under the Performance Pay Plan.

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•	Restricted Stock. Any restricted stock holdings would be forfeited upon the date of early retirement. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Stock Options. The NEO must exercise outstanding, vested options within 30-90 days after the NEO’s early retirement or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Performance Units. The NEO would not be eligible to receive payments under the Performance Unit Program.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2013 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

•	Health Benefits. A NEO that was age 40 or older as of December 31, 2004 and qualifies for early retirement under our health and welfare plans, which requires that the NEO has attained age 55 with ten years of service or that the NEO’s age and years of service equals 70 points with a minimum of ten years of service, is eligible for a $12,000 credit toward retiree medical costs incurred prior to age 65. The credit is only applicable if the NEO chooses Halliburton retiree medical coverage. This benefit is amortized as a monthly credit applied to the cost of retiree medical coverage based on the number of months from the time of early retirement to age 65. For example, if a NEO is 10 years or 120 months away from age 65 at the time of the NEO’s early retirement, the NEO will receive a monthly credit in the amount of $100 ($12,000/120 months). Should the NEO choose not to elect coverage with Halliburton after the NEO’s separation, the NEO would not receive any cash in lieu of the credit.

Early Retirement (With Approval). The following actions will occur for a NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. For Messrs. McCollum and Brown, participation is continued for the full year of separation and at the existing participation level at separation; however, any payments are made at the time all other participants receive payment and only if our performance yields a payment under the terms of the plan. These payments usually occur no later than the end of February in the year following the plan year. If Messrs. Lesar, Miller, or Rainey were to retire prior to the end of the plan year for any reason other than death or disability, he would forfeit any payment due under the plan, unless the Compensation Committee determines that the payment should be prorated for the partial plan year.

•	Restricted Stock. Any stock holdings restrictions would lapse upon the date of early retirement. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Stock Options. The NEO will be granted retention of the NEO’s option awards. The unvested awards will continue to vest per the vesting schedule outlined in the NEO stock option agreements and any vested options will not expire until 10 years from the grant award date. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Performance Units. The NEO will participate on a pro-rated basis for any Performance Unit Program cycles that have not been completed at the time of the NEO’s early retirement. These payments, if earned, are paid out and the NEO would receive payments at the same time as other participants, which is usually no later than March of the year following the close of the cycle.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2013 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

•	Health Benefits. A NEO that was age 40 or older as of December 31, 2004 and qualifies for early retirement under our health and welfare plans is eligible for a $12,000 credit toward retiree medical costs. Refer to the Early Retirement (Without Approval) section for more information on Health Benefits.

Normal Retirement. A NEO would be eligible for normal retirement should the NEO cease employment at age 65 or later. The following actions will occur for a NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. For Messrs. McCollum and Brown, participation is continued for the full year of separation and at the existing participation level at separation; however, any payments are made at the time all other participants receive payment and only if our performance yields a payment under the terms of the plan. These payments usually occur no later than the end of February in the year following the plan year. If Messrs. Lesar, Miller, or Rainey were to retire prior to the end of the plan year for any reason other than death or disability, he would forfeit any payment due under the plan, unless the Compensation Committee determines that the payment should be prorated for the partial plan year.

•	Restricted Stock. Any restricted stock holdings would vest upon the date of normal retirement. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Stock Options. The NEO will be granted retention of the NEO’s outstanding option awards. The unvested awards will continue to vest per the vesting schedule outlined in the NEO’s stock option agreements and any vested options will not expire until 10 years from the grant award date. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Performance Units. The NEO will participate on a pro-rated basis for any Performance Unit Program cycles that have not been completed at the time of the NEO’s normal retirement. These payments, if earned, are paid out and the NEO would receive payments at the same time as other participants, which is usually no later than March following the close of the cycle.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2013 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

•	Health Benefits. The NEO would not be eligible for the $12,000 credit as the NEO would be age 65 or older at the time of normal retirement.

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Termination (For Cause). Should we terminate the NEO for cause, such as violating a Code of Business Conduct policy, the following actions will occur for the NEO’s various elements of compensation:

•	Severance Pay. No severance would be paid to the NEO.

•	Annual Performance Pay Plan. No payment would be paid to the NEO under the Performance Pay Plan.

•	Restricted Stock. Any restricted stock holdings would be forfeited upon the date of termination. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Stock Options. The NEO must exercise outstanding, vested options within 30-90 days after the NEO’s termination or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Performance Units. No payment would be paid to the NEO under the Performance Unit Program.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2013 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

•	Health Benefits. The NEO would not be eligible for the $12,000 credit to assist in paying for retiree medical costs.

Termination (Without Cause). Should a NEO with an employment agreement be terminated without cause by us, such as termination at our convenience, then the provisions of the NEO’s employment agreement related to severance payments, annual performance pay plan (if applicable), and lapsing of stock restrictions would apply. In the case of Messrs. McCollum, Brown, Miller, and Rainey, payments for these items are conditioned on a release agreement being executed by the NEO. The following actions will occur for the NEO’s various elements of compensation:

•	Severance Pay. Severance is paid according to terms of the applicable employment agreement. Mr. Lesar’s severance multiple is five times base salary at the time of termination. Messrs. McCollum, Brown, Miller, and Rainey would receive severance in the amount of two times base salary at the time of termination. Severance paid under the terms of the employment agreement fully satisfies any and all other claims for severance under our plans or policies.

•	Annual Performance Pay Plan. For Messrs. McCollum and Brown, participation is continued for the full year of separation and at the existing participation level at separation; however, any payments are made at the time all other participants receive payment and only if our performance yields a payment under the terms of the plan. These payments usually occur no later than the end of February in the year following the plan year. If Messrs. Lesar, Miller, or Rainey were terminated prior to the end of the plan year for any reason other than death or disability, he would forfeit any payment due under the plan, unless the Compensation Committee determines that a payment should be prorated for the partial plan year.

•	Restricted Stock. For all NEOs, except Messrs. Miller and Rainey, restricted shares under the Stock and Incentive Plan are automatically vested or are forfeited and an equivalent value is paid to the NEO at the Compensation Committee’s discretion. Messrs. Miller and Rainey entered into non-compete agreements with us and agreed not to work for a competitor of ours for two years following separation. If they comply with the terms of their agreements, they will receive a single lump sum payment equal to the value of any unvested restricted shares that were forfeited because of termination. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Stock Options. If the NEO is eligible for early retirement, then the NEO will be granted retention of the NEO’s option awards. The unvested awards will continue to vest per the vesting schedule outlined in the NEO’s stock option agreements and any vested options will not expire until 10 years from the grant award date. If the NEO is not eligible for early retirement, then the NEO must exercise outstanding, vested options within 30-90 days after the NEO’s termination or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Performance Units. No payment would be paid to the NEO under the Performance Unit Program.

•	Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2013 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

•	Health Benefits. The NEO would not be eligible for the $12,000 credit to assist in paying for retiree medical costs.

Change-in-Control. Should a change-in-control take place, the following actions will occur for a NEO’s various elements of compensation:

•	Annual Performance Pay Plan. In the event of a change-in-control during a plan year, a plan participant is entitled to an immediate cash payment equal to the maximum dollar amount he or she would have been entitled to for the year, pro-rated through the date of the change-in-control. In the event of a change-in-control after the end of a plan year but before the payment date, the plan participant is entitled to an immediate cash payment equal to the incentive earned for the plan year. The employment contracts of Messrs. McCollum and Brown each provide that he is entitled to any amount payable for the year under the Annual Performance Pay Plan in which his employment is terminated, determined as if he had remained employed for the full year. Such amounts shall be paid at the time that similarly situated employees are paid.

•	Restricted Stock. Restricted shares under the Stock and Incentive Plan are automatically vested. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Stock Options. Any outstanding options shall become immediately vested and fully exercisable by the NEO. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2013 table.

•	Performance Units. In the event of a change-in-control during a performance cycle, NEOs will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to receive for the performance cycle, pro-rated to the date of the change-in-control. In the event of a change-in-control after the end of a performance cycle but before the payment date, NEOs will be entitled to an immediate cash payment equal to the incentive earned for that performance cycle.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information, as of December 31, 2013, with respect to our equity compensation plans.

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	18,060,968	$36.57	38,519,680
Equity compensation plans not approved by security holders	—	—	—
TOTAL	18,060,968	$36.57	38,519,680

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PROPOSAL NO. 4	STOCKHOLDER PROPOSAL ON HUMAN RIGHTS POLICY

The Sisters of Charity of the Blessed Virgin Mary (the “Sisters”), located at 8th Day Center, 205 W. Monroe, Suite 5, Chicago, IL 60606, have notified us that they intend to present the resolution set forth below to the Annual Meeting for action by the stockholders. Their supporting statement for the resolution and the Board’s statement in opposition are set forth below. As of November 29, 2013, the Sisters beneficially owned 200 shares of our common stock. One other organization is a co-sponsor of this proposal.

We are not responsible for the content of the resolution or supporting statement. The Board recommends a vote AGAINST the proposal for the reasons set forth below. Proxies solicited on behalf of the Board will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies. The Sisters’ proposal is as follows:

“RESOLVED, that shareholders of Halliburton Company (“Halliburton”) urge the Board of Directors to report to shareholders, at reasonable cost and omitting proprietary information, on Halliburton’s process for identifying and analyzing potential and actual human rights risks of Halliburton’s operations and supply chain (referred to herein as a “human rights risk assessment”) addressing the following:

•	Human rights principles used to frame the assessment

•	Frequency of assessment

•	Methodology used to track and measure performance

•	Nature and extent of consultation with relevant stakeholders in connection with the assessment

•	How the results of the assessment are incorporated into company policies and decision making

The report should be made available to shareholders on Halliburton’s website no later than October 31, 2014.

SUPPORTING STATEMENT, As long-term shareholders, we favor policies and practices protecting and enhancing the value of our investments. There is increasing recognition that company risks related to human rights violations, such as litigation, reputational damage, and project delays and disruptions, can adversely affect shareholder value. Investors need full disclosure of such risks to be able to take them into account when making investment decisions.

Halliburton, like many other companies, has adopted a code of conduct addressing human rights issues. (Human Rights Policy Statement, http://www.halliburton.com/en-US/about-us/corporate-governance/halliburton-human-rights.page?node-id=hgeyxt6w.) But adoption of principles is only the first step. Companies must also assess the risks to shareholder value posed by human rights practices in their operations and supply chain in order to effectively translate principles into protective practices.

The importance of human rights risk assessment is reflected in the United Nations Guiding Principles on Business and Human Rights (the “Ruggie Principles”) approved by the UN Human Rights Council in 2011. The Ruggie Principles urge that “business enterprises should carry out human rights due diligence ... assessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed.” (http://www.business-humanrights.org/media/documents/ruggie/ruggie-guiding-principles-21-mar-2011.pdf)

Halliburton’s business—providing products and services to companies, including national or state-owned oil companies (“NOCs”), that explore, develop and produce oil and natural gas—exposes the company to significant human rights risks. As Halliburton admitted in its most recent 10-K, “NOCs often operate in countries with unsettled political conditions, war, civil unrest, or other types of community issues. These types of issues may also result in similar cost overruns, delays, and project losses.” (10-K for 2012, at 12) Halliburton does business in areas and countries like Middle East, North Africa, Azerbaijan, Colombia, Nigeria and Russia, where human rights abuses have occurred. (See id. at 9).

Halliburton has also been embroiled in human rights controversies. For example, Halliburton subsidiary KBR has faced federal charges of knowingly violating the Trafficking Victims Protection Act for labor trafficking in Iraq. Human rights risk assessment and reporting would help companies to identify and mitigate such risks and shareholders to understand their potential effect on shareholder value.

We urge support for this proposal.”

The Board of Directors recommends a vote AGAINST this proposal.

Our statement in opposition is as follows:

We have adopted policies and practices that support and promote the legal and ethical treatment of our employees, customers, contractors, and suppliers. Also, we have created a network of reporting options to allow our employees and third parties to report any suspected or real violation of our policies, practices or law. As an additional level of protection, we have an audit program that reviews our business and employment activities on a regular basis. Furthermore, we have adopted a policy statement on human rights, which is set forth below and is included in our Corporate Sustainability Report that details our commitment to human rights. The policy statement and the report can be found on our website at www.halliburton.com.

Halliburton Human Rights Policy Statement:

Halliburton operates in approximately 80 countries around the world, with stockholders, customers, suppliers, and employees that represent virtually every race, national origin, religion, culture, custom, political philosophy, and language. This diversity embodies Halliburton’s belief in the dignity, human rights, and personal aspirations of all people as the foundation of our culture of business excellence.

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Halliburton and its board of directors support universal human rights as defined by the United Nations Universal Declaration of Human Rights. We respect the sovereignty of governments throughout the world and we believe it is the primary responsibility of local government to safeguard and protect the basic human rights of their citizens.

We have historically demonstrated our commitment to human dignity, human rights, and fairness in our employment practices, non-discrimination policies, minimum age requirements, fair compensation policies, and our policies on health, safety, and security for our employees. Halliburton clearly communicates its support for these issues in our Code of Business Conduct.

Our Code, business values, and culture reflect a fundamental respect for human rights and freedoms. Halliburton supports these beliefs and core values by requiring compliance with laws, regulations, and customs in all locations where we do business. However, we also expect our employees to abide by both the letter and spirit of our Code of Business Conduct and other Company policies and processes, in all of their business activities. To ensure compliance with these standards of conduct, we provide training and conduct audits, and we make available various avenues for reporting violations, including our Ethics Helpline.

We believe that our policy statement, coupled with our continuing efforts to maintain and enforce these policies through our Code of Business Conduct, are sufficient and that further assessment and reporting are not appropriate.

The Board of Directors recommends a vote AGAINST the Sisters’ proposal. Proxies solicited by the Board of Directors will be voted against the proposal unless instructed otherwise.

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ADDITIONAL INFORMATION

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any of our Directors, or executive officers, or any associate of any of our Directors or executive officers, is a party adverse to us or has a material interest adverse to us.

Advance Notice Procedures

Under our By-laws, no business, including nominations of a person for election as a director, may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of the Board or by a stockholder who meets the requirements specified in our By-laws and has delivered notice to us (containing the information specified in the By-laws). To be timely, a stockholder’s notice for matters to be brought before the Annual Meeting of Stockholders in 2015 must be delivered to or mailed and received at our principal executive office specified on page 2 of this proxy statement not less than 90 days nor more than 120 days prior to the anniversary date of the 2014 Annual Meeting of Stockholders, or no later than February 20, 2015 and no earlier than January 21, 2015. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement. This advance notice requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with these procedures.

Proxy Solicitation Costs

We are soliciting the proxies accompanying this proxy statement, and we will bear the cost of soliciting those proxies. We have retained Georgeson Inc. to aid in the solicitation of proxies. For these services, we will pay Georgeson a fee of $14,000 and reimburse it for out-of-pocket disbursements and expenses. Our officers and employees may solicit proxies personally and by telephone or other telecommunications with some stockholders if proxies are not received promptly. We will, upon request, reimburse banks, brokers, and others for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners of our stock.

Stockholder Proposals for the 2015 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2015 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Vice President and Corporate Secretary at 3000 N. Sam Houston Parkway East, Administration Building, Houston, TX 77032, no later than December 9, 2014. The 2015 Annual Meeting will be held on May 20, 2015.

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OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters should properly come before the Annual Meeting for action by stockholders, it is intended that proxies will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

By Authority of the Board of Directors,

Christina M. Ibrahim

Vice President and Corporate Secretary

April 8, 2014

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APPENDIX A

Corporate Governance Guidelines

Revised effective as of January 1, 2013

The Board of Directors has adopted these Guidelines to assist it in the exercise of its responsibilities. These Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and revised as appropriate.

The Board believes that the primary responsibility of the Directors is to provide effective governance over Halliburton’s affairs for the benefit of its stockholders. That responsibility includes:

A.	Evaluate the performance of the Chief Executive Officer and take appropriate action, including removal, when warranted. Specifically:

1.	In an executive session, each year, the Lead Director shall facilitate the discussion of the non-management Directors to evaluate the performance of the Chief Executive Officer. In evaluating the Chief Executive Officer, the non-management Directors shall consider the Chief Executive Officer’s performance in both qualitative and quantitative areas, including:

a.	Leadership and vision;

b.	Integrity;

c.	Keeping the Board informed on matters affecting Halliburton and its operating units;

d.	Performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);

e.	Development and implementation of initiatives to provide long-term economic benefits to Halliburton;

f.	Accomplishment of strategic objectives; and

g.	Development of management.

The Lead Director will communicate the evaluation to the Chief Executive Officer.

While the Lead Director communicates the evaluation to the Chief Executive Officer, the Compensation Committee meets in an independent session to review the performance evaluation of the Chief Executive Officer and the market study conducted by an independent, outside compensation consultant. Based upon such review, the Compensation Committee will generate the Chief Executive Officer’s compensation recommendation for the upcoming fiscal year. The Compensation Committee will then present its recommendation to the non-management Directors when they reconvene in an executive session.

2.	The non-management Directors will set the Chief Executive Officer’s compensation for the next year based upon the recommendation from the Compensation Committee.

B.	Select, evaluate, and set the compensation of executive management of Halliburton.

C.	Annually review and evaluate the succession plans and management development programs for all members of executive management, including the Chief Executive Officer. Specifically, the Board will oversee a Chief Executive Officer succession management process, which will:

1.	Develop criteria for the CEO position that reflects Halliburton’s business strategy;

2.	Utilize a formal assessment process to evaluate CEO candidates;

3.	Identify and develop internal candidates for the CEO position;

4.	Ensure non-emergency CEO planning at least three (3) years before an expected transition; and

5.	Develop and maintain an emergency CEO succession plan.

D.	Conduct periodic reviews of and approve strategic and business plans, and monitor corporate performance against such plans.

E.	Review:

1.	Applicable laws and regulations, including periodic updates from management provided to the Health, Safety and Environment Committee regarding health, safety and environmental laws and regulations applicable to Halliburton’s major areas of operation;

2.	Updates from management, which shall be provided at least once per year, regarding any political contributions made by Halliburton to U.S. local, state and federal government officials who oversee or regulate Halliburton’s operations, including any expenditures on lobbyists and political action committees, and any contributions to U.S. trade organizations;

3.	Maintenance of accounting, financial, disclosure and other controls;

4.	Adequacy of compliance systems and controls;

5.	Policies to govern corporate conduct and compliance, and adopt the same; and

6.	Matters of corporate governance.

F.	Conduct an annual evaluation of the overall effectiveness of the Board.

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Board Structure

A.	Chairman of the Board and Chief Executive Officer: The Board believes that, under normal circumstances, the Chief Executive Officer should also serve as the Chairman of the Board. The Chairman of the Board and Chief Executive Officer is responsible to stockholders for the overall management and functioning of Halliburton. Notwithstanding the foregoing, on an annual basis the Board will consider whether it is appropriate that the Chairman of the Board and the Chief Executive Officer be the same individual and, if it determines that it is no longer appropriate, will take the necessary steps to have a different individual appointed to each of the positions.

B.	Lead Director: If the offices of Chairman of the Board and Chief Executive Officer are held by the same person, the independent members of the Board will, after considering the recommendation of the Nominating and Corporate Governance Committee, annually elect an independent Director to serve in a lead capacity. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year. The Lead Director of the Board shall preside at each executive session of the non-management Directors and each executive session of the independent Directors and, in his or her absence, the independent Directors shall select one of their number to preside. The Lead Director is responsible for periodically scheduling and conducting separate meetings and coordinating the activities of the non-management and independent Directors, providing input into and approving agendas for Board meetings and performing various other duties as may be appropriate, including advising the Chairman of the Board.

C.	Director Independence: The Nominating and Corporate Governance Committee will review the definition of independence and compliance with these guidelines periodically.

1.	At least three-fourths of the members of the Board shall be independent Directors. In order to be independent, a Director cannot have a material relationship with the Company. A Director will not be considered independent if he or she:

a)	Is or has been employed by the Company or any of its affiliates in the preceding five calendar years, or any member of the Director’s immediate family has been employed as an Executive Officer of the Company or any of its affiliates in the preceding five calendar years;

b)	Has received in the current calendar year, in any of the immediately preceding three calendar years or during any twelve-month period within the last three years, more than $120,000 in direct compensation or personal remuneration from the Company, other than director’s fees, committee fees and pension or other forms of deferred compensation for prior service as a Director (provided such compensation is not contingent in any way on continued service);

c)	Has an immediate family member who has received during any twelve-month period within the last three years, more than $120,000 in direct compensation or personal remuneration from the Company, other than director’s fees, committee fees and pension or other forms of deferred compensation for prior service as a Director (provided such compensation is not contingent in any way on continued service);

d)	(i) is a current partner or employee of the Company’s external auditor or (ii) during the past three years, was a partner or employee of the Company’s external auditor and personally worked on the Company’s audit within that time;

e)	Has an immediate family member who (i) is a current partner of the Company’s external auditor, (ii) is a current employee of the Company’s external auditor and personally works on the Company’s audit or (iii) during the past three years, was a partner or employee of the Company’s external auditor and personally worked on the Company’s audit within that time;

f)	Is a partner, member or officer of, or employed in a similar position with, any entity that provides accounting, consulting, legal, investment banking or financial advisory services to the Company for which such entity receives payments from the Company in excess of $120,000 per year; provided that this provision does not apply to a Director who is a limited partner or non-managing member of, or is employed in a similar position with, such entity and has no active role in providing such services to the Company;

g)	Is a current employee, or has an immediate family member who is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues;

h)	Is or has been within the preceding three years part of an interlocking directorate in which the Chief Executive Officer or another Executive Officer of the Company serves on the compensation committee of another entity that employs the Director, or an immediate family member of the Director, as an Executive Officer;

i)	Is or has an immediate family member who is currently a party to one or more personal services contract(s) with the Company or any Executive Officer of the Company that provides in the aggregate for payments to the Director or immediate family member in excess of $120,000 per year;

j)	Serves or has an immediate family member who serves as an executive officer of any tax-exempt entity that has received the greater of 1% of such tax-exempt entity’s consolidated gross revenues or $120,000 from the Company in any of the three immediately preceding fiscal years; or

k)	During the current calendar year or any of the three immediately preceding calendar years, has had any other business relationship with the Company for which the Company has been required to make disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission; provided, however, that this Section C.1.k shall not apply if such relationship arose in connection with such Director’s status as a past or current senior executive of a company in the oil and gas industry and such Director satisfies the independence tests set forth above and any other then-current applicable regulatory standards for independence.

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2.	All Directors complete independence questionnaires at least annually and the Board makes determinations of the independence of its members.

3.	For purposes of the foregoing Section C:

a)	“affiliate” means any individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company;

b)	“Company” means Halliburton and includes any parent or subsidiary in a consolidated group with Halliburton;

c)	“Executive Officer” has the meaning given to “officer” in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended; and

d)	“immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. For purposes of the look-back provision in Sections C.1.a, C.1.c, C.1.e and C.1.i above, “immediate family member” will not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

D.	Management Directors: The Board believes that management Directors should number not more than two (2). While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, management Directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

E.	Size of the Board: The Board believes that, optimally, the Board should number between ten (10) and fourteen (14) members. Halliburton’s By-laws prescribe that the number of Directors will not be less than eight (8) nor more than twenty (20).

F.	Service of Former CEOs and Other Former Management on the Board: Management Directors shall retire from the Board at the time of their retirement as an employee unless continued service as a Director is requested and approved by the Board.

G.	Annual Election of All Directors: As provided in Halliburton’s By-laws, all Directors are elected annually by the majority of votes cast, unless the number of nominees exceeds the number of Directors to be elected, in which event the Directors shall be elected by a plurality vote. Should a Director’s principal title change during the year, he or she must submit a letter of Board resignation to the Chairman of the Nominating and Corporate Governance Committee who, with the full Committee, shall have the discretion to accept or reject the resignation.

H.	Process for the Selection of New Directors: The Board is responsible for filling Board vacancies that may occur between annual meetings of stockholders. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, Halliburton management, and stockholders. The Committee may retain an independent executive search firm to identify candidates for consideration.

A stockholder who wishes to recommend a prospective candidate should notify Halliburton’s Corporate Secretary, as described in Halliburton’s annual proxy statement. The Nominating and Corporate Governance Committee also considers whether to nominate persons put forward by stockholders pursuant to Halliburton’s By-laws relating to stockholder nominations. For each individual nominated in accordance with Halliburton’s By-laws by a stockholder owning at least 1% of the issued and outstanding voting stock of Halliburton, the Corporate Secretary will (i) obtain from such nominee any additional relevant information the nominee wishes to provide in consideration of his or her nomination, (ii) report on each such nominee to the Nominating and Corporate Governance Committee and (iii) facilitate having each such nominee meet with the Nominating and Corporate Governance Committee as the Committee deems appropriate.

When it is necessary to add a Director to the Board, the Nominating and Corporate Governance Committee, in consultation with the Board, determines the specific criteria for a new Director candidate. After the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines the appropriate method to evaluate the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed in Section I below. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. One or more members of the Committee and others as appropriate perform candidate interviews. Once the evaluation and interviews are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

I.	Board Membership Criteria: Directors and nominees should possess the following qualifications:

1.	Personal characteristics:

a)	High personal and professional ethics, integrity and values;

b)	An inquiring and independent mind; and

c)	Practical wisdom and mature judgment.

2.	Broad training and experience at the policy-making level in business, government, education or technology.

3.	Expertise that is useful to Halliburton and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

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4.	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

5.	Commitment to serve on the Board for several years to develop knowledge about Halliburton’s principal operations.

6.	Willingness to represent the best interests of all Halliburton stockholders and objectively appraise management performance.

7.	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to Halliburton and its stockholders.

The Board evaluates nominees annually for election and reelection, and on an as-needed basis to fill vacancies, to ensure they meet the above criteria. The findings of the reviews and self-assessments conducted in accordance with Sections J and K below will be taken into consideration by the Nominating and Corporate Governance Committee and by the Board in connection with the decision as to who should be nominated for election and reelection.

J.	Annual Performance Review: The Nominating and Corporate Governance Committee will conduct annual performance reviews of each non-management Director. While the Nominating and Corporate Governance Committee will be responsible for determining how to evaluate director performance, each evaluation will include a review of the non-management Director’s:

1.	Attendance and participation;

2.	Changes in independence;

3.	Changes in qualifications, including expertise;

4.	Changes in status relating to principal occupation; and

5.	Other contributions to the Board and its committees.

The Nominating and Corporate Governance Committee will review each evaluation and, if appropriate, discuss the evaluation with the applicable non-management Director.

K.	Annual Review of Board Composition; Self-Assessment: The Nominating and Corporate Governance Committee will conduct an annual review of the overall composition profile of the Board to determine whether the then-current non-management Directors collectively represent an appropriate mix of experience and expertise. One or more members of the Board shall have significant experience with an energy-focused company, with a manufacturing company in the chemical, energy or materials industry, or in matters relating to health, safety and the environment. In addition, the non-management Directors will conduct an annual self-assessment of the Board, including assessments of the following:

1.	General makeup and composition of the Board;

2.	Sufficiency of materials and information provided to the Board;

3.	Board meeting mechanics and structure;

4.	Board responsibilities and accountability; and

5.	Board meeting content and conduct.

L.	Service on Other Public Company Boards: (1) The Chief Executive Officer will not serve on the boards of directors of more than a total of two publicly traded companies in addition to Halliburton, and (2) no other Director will serve on the boards of directors of more than three publicly traded companies in addition to Halliburton, provided, however, that any such other Director may serve on boards of directors of additional companies if that Director served on such boards of directors at the time of the Director’s election to Halliburton’s Board and that Director undertakes not to stand for reelection or appointment to the boards of directors of those additional companies. In evaluating prospective nominees for the Board and the continued service of current Directors, the Nominating and Corporate Governance Committee will take into consideration the individual’s membership on the boards of directors of other companies in order to ensure that such individual’s service on such other boards of directors does not impair the individual’s ability to devote sufficient time and commitment to serve effectively as a Halliburton Director.

M.	Diversity: The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Personal experience and background, race, gender, age and nationality are reviewed for the Board as a whole, and diversity in these factors may be taken into account in considering individual candidates.

N.	Director Tenure: The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, will perform an annual review of each Director’s continuation on the Board in making its recommendation to the Board concerning his or her nomination for election or reelection as a Director. As a condition to being nominated by the Board for continued service as a Director, each incumbent Director nominee shall sign and deliver to the Board irrevocable letters of resignation, in forms satisfactory to the Board. The first resignation letter is limited to and conditioned on that Director failing to achieve a majority of the votes cast at an election where Directors are elected by majority vote. For any Director nominee who fails to be elected by a majority of votes cast, where Directors are elected by majority vote, his or her irrevocable letter of resignation will be deemed tendered on the date the election results are certified. Such resignation shall only be effective upon acceptance by the Board. The second resignation letter is limited to and conditioned on the Director being found to have substantially participated in a significant violation of U.S. federal or state law or to have recklessly disregarded his or her duty to exercise reasonable oversight, as more fully described in Halliburton’s By-laws. Such resignation shall only be effective upon acceptance by the disinterested members of the Board. Each non-incumbent Director nominee shall agree upon his or her election as a Director to sign and deliver to the Board such irrevocable letters of resignation. Further, the Board shall fill vacancies and new directorships only with candidates who agree to tender the letters of resignation as described above, promptly following their appointment as a Director. The Board’s expectation is that any Director whose resignation has been tendered as described in this section will abstain from participation in both the Nominating and Corporate Governance Committee’s consideration of the resignation, if they are a member of that committee, and the Board’s decision regarding the resignation. There are no term limits on Directors’ service, other than mandatory retirement.

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O.	Director Compensation Review: It is appropriate for executive management of Halliburton, assisted by an independent compensation consultant, to report periodically to the Nominating and Corporate Governance Committee on the status of Halliburton’s Director compensation practices in relation to other companies of comparable size and Halliburton’s competitors.

P.	Form and Amount of Director Compensation: The Nominating and Corporate Governance Committee annually reviews the competitiveness of Halliburton’s Director compensation practices. In doing so, the Committee, with the assistance of an independent compensation consultant, compares Halliburton’s practices with those of its comparator group, which includes both peer and general industry companies. Specific components reviewed include cash compensation, equity compensation, benefits and perquisites. Information is gathered directly from published proxy statements of comparator group companies. Additionally, the Committee utilizes external market data gathered from a variety of survey sources to serve as a reference point against a broader group of companies. Determinations as to the form and amount of Director compensation are based on Halliburton’s competitive position resulting from this review.

Q.	Changes to Director Compensation: Changes in Director compensation, if any, should come upon the recommendation of the Nominating and Corporate Governance Committee, but with full discussion and concurrence by the Board.

R.	Annual Meeting Attendance: It is the policy of the Board that all Directors attend the Annual Meeting of Stockholders, and Halliburton’s annual proxy statement shall state the number of Directors who attended the prior year’s Annual Meeting.

S.	Director Retirement: It is the policy of the Board that each non-management Director shall retire from the Board immediately prior to the annual meeting of stockholders following his or her seventy-second (72nd) birthday. Management Directors shall retire at the time of their retirement from employment with Halliburton unless the Board approves continued service as a Director.

Operation of the Board Meetings

A.	Executive Sessions: During each regular Board meeting, the non-management Directors meet in scheduled executive sessions presided over by the Lead Director. During any year, if there exists a non-management Director who is not independent, the independent Directors will meet in at least one executive session presided over by the Lead Director.

B.	Frequency of Board Meetings: The Board has five regularly scheduled meetings per year. Special meetings are called as necessary. It is the responsibility of the Directors to attend the meetings.

C.	Attendance of Non-Directors at Board Meetings: The Chief Financial Officer and the General Counsel will be present during Board meetings, except where there is a specific reason for one or both of them to be excluded. In addition, the Chairman of the Board may invite one or more members of management to be in regular attendance at Board meetings and may include other officers and employees from time to time as appropriate to the circumstances.

D.	Board Access to Management: Directors have open access to Halliburton’s management. In addition, members of Halliburton’s executive management routinely attend Board and Committee meetings and they and other managers frequently brief the Board and the Committees on particular topics. The Board encourages executive management to bring managers into Board or Committee meetings and other scheduled events who (i) can provide additional insight into matters being considered or (ii) represent managers with future potential whom executive management believe should be given exposure to the members of the Board.

E.	Board Access to Independent Advisors: The Board has the authority to retain, set terms of engagement, and dismiss such independent advisors, including legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors.

F.	Conflicts of Interest: If an actual or potential conflict of interest develops because of significant dealings or competition between Halliburton and a business with which the Director is affiliated, the Director should report the matter immediately to the Chairman of the Board for evaluation by the Board. In the case of a significant conflict, the conflict must be resolved or the Director should resign. If a Director has a personal interest in a matter before the Board, the Director shall disclose the interest to the full Board and excuse him or herself from participation in the discussion and shall not vote on the matter.

G.	Strategic and Business Planning: Strategic and business plans will be reviewed annually at one of the Board’s regularly scheduled meetings.

H.	Agenda Items for Board Meetings: The Chairman of the Board and Chief Executive Officer prepares a draft agenda for each Board meeting and the agenda and meeting schedule are submitted to the Lead Director for approval. The other Board members may suggest items for inclusion on the agenda, and each Director may also raise, at any Board meeting, subjects that are not on the agenda.

I.	Board/Committee Forward Calendars: A forward calendar of matters requiring recurring and focused attention by the Board and each Committee will be prepared and distributed prior to the beginning of each calendar year in order to ensure that all required actions are taken in a timely manner and are given adequate consideration. The Board or Committee shall annually review the recurring events calendars and may change or revise them as deemed appropriate.

J.	Advance Review of Meeting Materials: In advance of each Board or Committee meeting, a proposed agenda will be distributed to each Director. In addition, to the extent feasible or appropriate, information and data important to the Directors’ understanding of the matters to be considered, including background summaries and presentations to be made at the meeting, will be distributed in advance of the meeting. The Lead Director advises management on and approves information distributed to the Directors. Directors also routinely receive monthly financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of Halliburton’s business, performance and prospects. It is each Director’s responsibility to review the meeting materials and other information provided by Halliburton.

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Committees of the Board

A.	Number and Types of Committees: A substantial portion of the analysis and work of the Board is done by standing Board Committees. A Director is expected to participate actively in the meetings of each Committee to which he or she is appointed.

B.	Standing Committees: The Board has established the following standing Committees: Audit, Compensation, Health, Safety and Environment, and Nominating and Corporate Governance. Each Committee’s charter is to be reviewed annually by the Committee and the Board.

C.	Composition of Committees: It is the policy of the Board that only non-management Directors serve on Board Committees. Further, only independent Directors serve on the Audit, the Compensation, the Nominating and Corporate Governance and the Health, Safety and Environment Committees, provided that the Directors may appoint one non-independent Director as a member (but not as the Chairman) of the Health, Safety and Environment Committee as they deem appropriate.

D.	Interlocking Directorates: A Director who is or has been within the preceding three years part of an interlocking directorate (i.e., one in which the Chief Executive Officer or another Halliburton officer serves on the compensation committee of another entity that employs the Director, or an immediately family member of the Director) may not serve on the Compensation Committee. The composition of the Board Committees will be reviewed annually to ensure that each of its members meet the criteria set forth in applicable SEC, NYSE, and IRS rules and regulations.

E.	Committee Rotation: The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends annually to the Board the membership of the various Committees and their Chairmen, and the Board approves the Committee assignments. In making its recommendations to the Board, the Nominating and Corporate Governance Committee takes into consideration the need for continuity, subject matter expertise, applicable SEC, IRS, or NYSE requirements, tenure and the desires of individual Board members.

F.	Frequency and Length of Committee Meetings: Each Committee shall meet as frequently and for such length of time as may be required to carry out its assigned duties and responsibilities. The schedule for regular meetings of the Board and Committees for each year is submitted and approved by the Board in advance. In addition, the Chairman of a Committee may call a special meeting at any time if deemed advisable.

G.	Committee Agendas/Reports to the Board: Members of management and staff will prepare draft agenda and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairman, will be reviewed and approved by the Committee Chairman in advance of distribution to the other members of the Committee. A forward calendar of recurring topics to be discussed during the year will be prepared for each Committee and furnished to all Directors. Each Committee member is free to suggest items for inclusion on the agenda and to raise at any Committee meeting subjects that are not on the agenda for that meeting.

Reports on each Committee meeting are made to the full Board. All Directors are furnished copies of each Committee’s minutes.

Other Board Practices

A.	Non-Management Director Orientation and Continuing Education: An orientation program has been developed for new non-management Directors which includes: comprehensive information about Halliburton’s business and operations; general information about the Board and its Committees, including a summary of Director compensation and benefits; and a review of Director duties and responsibilities. Each non-management Director is required to annually attend at least six hours (or such greater number of hours as best practices suggest are appropriate) of external or internal director continuing education programs, conferences or similar presentations approved (whether before or after the non- management Director’s participation) by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee and management shall identify and communicate external and internal training and educational opportunities for non-management Directors’ continuing education in areas of importance to Halliburton, including with respect to duties and responsibilities of directors of publicly traded companies, provided that at least two hours of continuing education shall be devoted to issues relating to health, safety and the environment. Halliburton will provide sufficient internal continuing education programs for the non-management Directors to meet this requirement. Attendance at any approved external program shall count for the requirement, but any associated expenses will be for the account of the individual non-management Director except with prior approval by the Audit Committee.

B.	Board Interaction with Institutional Investors and Other Stakeholders: The Board believes that it is executive management’s responsibility to speak for Halliburton. Individual Board members may, from time to time, meet or otherwise communicate with outside constituencies that are involved with Halliburton. In those instances, however, it is expected that Directors will do so only with the knowledge of executive management and, absent unusual circumstances, only at the request of executive management.

C.	Stockholder Communications with Directors: To foster better communication with Halliburton’s stockholders, Halliburton established a process for stockholders to communicate with the Audit Committee and the Board. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the NYSE and the SEC. The methods of communication with the Board include mail (Board of Directors c/o Director of Business Conduct, Halliburton Company, P. O. Box 42806, Houston, Texas 77242, USA), a dedicated telephone number (888-312-2692 or 770-613-6348) and an e-mail address (BoardofDirectors@halliburton.com). Information regarding these methods of communication is also on Halliburton’s website, www.halliburton.com, under “Corporate Governance.”

Halliburton’s Director of Business Conduct, a Company employee, reviews all stockholder communications directed to the Audit Committee and the Board. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, or auditing matters.

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The Lead Director is promptly notified of any other significant stockholder communications and communications addressed to a named Director are promptly sent to the Director. A report summarizing all communications is sent to each Director quarterly and copies of communications are available for review by any Director.

D.	Core Values: The Board Is committed to promoting Halliburton’s core values.

E.	Periodic Review of these Guidelines: The operation of the Board is a dynamic and evolving process. Accordingly, the Nominating and Corporate Governance Committee will review these Guidelines periodically and any recommended revisions will be submitted to the full Board for consideration and approval.

Approved as revised:
Halliburton Company
Board of Directors
December 6, 2012
Supersedes previous version dated March 20, 2010

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DIRECTIONS TO THE HALLIBURTON ANNUAL MEETING OF STOCKHOLDERS

The Halliburton North Belt Facility is located on the North Sam Houston Parkway (Beltway 8 Tollway) south feeder between Aldine Westfield and JFK Boulevard.

3000 N. Sam Houston Parkway East
Houston, Texas 77032
281-871-4000

From I45	From 59 and IAH
Take the Sam Houston Parkway East Exit Aldine Westfield	Take the Sam Houston Parkway West Exit Aldine Westfield “U-Turn” at Aldine Westfield and proceed east on the Sam Houston Parkway feeder

The main entrance to the North Belt facility will be on your right, about halfway between Aldine Westfield and JFK Blvd.

HALLIBURTON

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on May 21, 2014

Vote by Internet

- Go to **www.envisionreports.com/HAL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" the listed nominees and "FOR" Proposals 2 and 3, and "AGAINST" Proposal 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - A.M. Bennett	☐	☐	☐	02 - J.R. Boyd	☐	☐	☐	03 - M. Carroll	☐	☐	☐
04 - N.K. Dicciani	☐	☐	☐	05 - M.S. Gerber	☐	☐	☐	06 - J.C. Grubisich	☐	☐	☐
07 - A.S. Jum'ah	☐	☐	☐	08 - D.J. Lesar	☐	☐	☐	09 - R.A. Malone	☐	☐	☐
10 - J.L. Martin	☐	☐	☐	11 - D.L. Reed	☐	☐	☐				

	For	Against	Abstain		For	Against	Abstain
2. Proposal for Ratification of the Selection of Auditors.	☐	☐	☐	3. Advisory Approval of the Company's Executive Compensation.	☐	☐	☐
4. Proposal on Human Rights Policy.	☐	☐	☐				

5. IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

01SBOB